Exhibit 10.1

Execution Version

Published Deal CUSIP:  49726VAC5
Published Term Loan CUSIP:  49726VAD3

CREDIT AGREEMENT

among

KIRBY CORPORATION,
as Borrower,

THE BANKS NAMED HEREIN,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,
as Documentation Agent

$540,000,000 5-Year Senior Term Loan Facility

WELLS FARGO SECURITIES, LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC
as Joint Lead Arrangers and Joint Lead Bookrunners

Dated as of May 31, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Page

EXHIBIT 2.02(a)	FORM OF BORROWING REQUEST
EXHIBIT 2.02(c)	FORM OF INTEREST ELECTION REQUEST
EXHIBIT 2.04	FORM OF NOTE
EXHIBIT 3.02(a)	FORM OF SOLVENCY CERTIFICATE
EXHIBIT 9.02	FORM OF ASSIGNMENT AND ACCEPTANCE
SCHEDULE 2.01	COMMITMENTS AND NOTICE ADDRESSES
SCHEDULE 4.01	CONSOLIDATED SUBSIDIARIES (PART A) AND EXCLUDED AFFILIATES (PART B)
SCHEDULE 4.16	LIABILITIES

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of May 31, 2011 (this “Agreement”), is among KIRBY CORPORATION, a Nevada corporation (the “Borrower”), the Banks (as defined in ARTICLE I), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Agent”), BANK OF AMERICA, N.A., as syndication agent (the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as documentation agent (the “Documentation Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in ARTICLE I are used herein as so defined.

PRELIMINARY STATEMENT

In connection with the Transactions, the Borrower has requested that the Banks establish a $540,000,000 senior term loan facility (the “Facility”) in favor of the Borrower.  The Borrower will use the proceeds of the Facility as provided in Section 4.08.  The Banks are willing to make the Facility available to the Borrower subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS, ETC.

Section 1.01      Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Annex A hereto (such meanings to be equally applicable to both singular and plural forms of the terms defined).

Section 1.02      Accounting Terms; GAAP.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Majority Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03      Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, unless otherwise indicated, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” Subject to Section 2.08(e), whenever the performance of any covenant, duty or obligation is stated to be required on a day that is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

Section 1.04      References, Etc. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections, Annexes, Exhibits and Schedules shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement and the Annexes, Exhibits and Schedules attached hereto and made a part hereof. In this Agreement, unless a clear contrary intention appears, the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

ARTICLE II.
COMMITMENTS AND TERMS OF CREDIT

Section 2.01      Commitments and Loans.

(a)           Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make a loan (each a “Term Loan,” and collectively , the “Term Loans”) to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment.  The Term Loan Commitments shall terminate at 5:00 p.m. (Charlotte, North Carolina time) on the Termination Date, and no Term Loan shall be made thereafter.  To the extent repaid, Term Loans may not be reborrowed.

(b)           Each Bank severally agrees, on the terms and conditions hereinafter set forth and in the applicable Incremental Term Loan Amendment, to make Incremental Term Loans to the Borrower in a principal amount not to exceed its Incremental Term Loan Commitment.  To the extent repaid, Incremental Term Loans may not be reborrowed.

(c)           Each Loan shall be made as part of a Borrowing consisting of Loans made by the Banks ratably in accordance with their respective Commitment.  The failure of any Bank to make any Loan required to be made by it shall not relieve any other Bank of its obligations hereunder; provided that the Commitments of the Banks are several and no Bank shall be responsible for any other Bank’s failure to make Loans as required.

Section 2.02      Borrowing Procedures; Interest Elections.

(a)           Each Borrowing of Loans shall be made upon request of the Borrower, by delivering an executed Borrowing Request via hand delivery, facsimile transmittal or electronic mail to the Agent not later than 12:00 noon (Charlotte, North Carolina time) on (i) the third Business Day prior to the proposed Borrowing Date in the case of a Eurodollar Borrowing or (ii) the Business Day of the proposed Borrowing Date in the case of an ABR Borrowing, and upon receipt the Agent shall give each other member of the Bank Group prompt notice of such request.  Each Borrowing Request shall specify therein (A) the Borrowing Date for such Borrowing, (B) the Type and Class of Loans comprising such Borrowing, (C) the aggregate amount of such Borrowing, (D) in the case of a Eurodollar Borrowing, the Interest Period for the Loans comprising such Borrowing which shall be a period contemplated by the definition of “Interest Period”; and (E) the location and number of the Borrower’s account to which funds are to be disbursed. Each Borrowing Request shall be irrevocable and binding on the Borrower. Each Bank shall, before 1:00 p.m. (Charlotte, North Carolina time) on the Borrowing Date, make such Bank’s ratable portion of such Borrowing by wire transfer of immediately available funds to the account of the Agent most recently designated by it for such purpose by notice to the Banks. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III or the applicable Incremental Term Loan Amendment, the Agent will make such funds available to the Borrower by crediting the amounts so received, in like funds, to such account or accounts of the Borrower designated by the Borrower in the applicable Borrowing Request.  Notwithstanding anything to the contrary contained herein:

(i)           Subject to Section 2.06(b), each Borrowing of Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each ABR Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and shall consist of ABR Loans made on the same day by the Banks ratably according to their respective Commitment Percentages. Each Eurodollar Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and shall consist of Eurodollar Loans made on the same day by the Banks ratably according to their respective Commitment Percentages;

(ii)           If the Borrower shall have failed to designate the Type of Loans in a Borrowing Request, then the Loans shall be made as ABR Loans;

(iii)           Eurodollar Loans may not be outstanding under more than eight separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous); and

(iv)           If the Borrower shall have failed to specify an Interest Period to be applicable to any Borrowing of Eurodollar Loans, then the Borrower shall be deemed to have selected an Interest Period of one (1) month.

(b)           Unless the Agent shall have received notice from a Bank prior to the proposed Borrowing Date that such Bank will not make available to the Agent such Bank’s ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the Borrowing Date in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Bank, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower pays such amount to the Agent, it shall not relieve the defaulting Bank of its legal responsibility for its default.

(c)           The Borrower may, subject to the terms of this Agreement, on any Business Day, upon notice by telephone to the Agent, given not later than 12:00 noon (Charlotte, North Carolina time) on (i) the third Business Day prior to the proposed conversion or continuation date in the case of conversion or continuation of Loans into Eurodollar Loans or (ii) the Business Day of the proposed conversion or continuation date in the case of a conversion or continuation of Loans into ABR Loans, convert all Loans of any Class comprising one or more Borrowings into Loans of the same Class of another Type comprising a single Borrowing or continue the Loans of the relevant Class comprising one or more Borrowings, and the Agent shall promptly transmit the contents of such notice to each other member of the Bank Group.  Each such telephonic request shall be confirmed promptly by hand delivery, facsimile transmittal or electronic mail to the Agent of a written Interest Election Request signed by the Borrower.  Each Interest Election Request shall specify therein (A) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (B) the Loans of the relevant Class to be converted or continued, (C) whether the resulting Borrowing is to be an ABR Borrowing or Eurodollar Borrowing and (D) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election which shall be a period contemplated by the definition of the term “Interest Period”.  If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Notwithstanding any other term or provision hereof, after giving effect to any such Interest Election Request, the size of all Borrowings outstanding hereunder and the number of different Types of Loans outstanding hereunder shall conform to the requirements of Section 2.02(a).  In the event of any conversion of Eurodollar Loans on any day other than the last day of the Interest Period applicable thereto, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 2.11.  If the Borrower shall fail to give a timely Interest Election Request conforming to the requirements of this Agreement with respect to any Eurodollar Loans prior to the expiration of the Interest Period applicable thereto, such Eurodollar Loans shall, automatically on the last day of such Interest Period, be converted into ABR Loans.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Majority Banks, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(d)           Each Bank may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Bank in accordance with the terms of this Agreement.

Section 2.03      The Notes.  If requested by any Bank, the Loans of any Class made by such Bank shall be evidenced by a single Note issued to such Bank by the Borrower (a) dated the Closing Date (or such other date as may be specified in the applicable Incremental Term Loan Amendment or Section 9.02), (b) payable to the order of such Bank in a principal amount equal to such Bank’s Commitment and (c) otherwise duly completed, substantially in the form of Exhibit 2.04.  Each Bank shall maintain in accordance with its usual practice a record evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time.  The Agent shall maintain the Register pursuant to Section 9.02 in which it shall record (i) the amount of each Loan made hereunder, the Type and Class hereof and, in the case of any Eurodollar Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Bank and each Bank’s share hereof.  The entries made in the records maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded herein, provided that the failure of any Bank or the Agent to maintain such records or any error herein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with this Agreement.  In the event of any conflict between the Register and the records of each Bank, the Register shall control in the absence of manifest error.

Section 2.04      Termination and Reduction of the Commitments.  The Borrower shall have the right, upon at least three Business Days’ notice to the Agent prior to the Closing Date, to terminate in whole or reduce ratably in part the respective Term Loan Commitments of the Banks, provided, that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.  Promptly following receipt of any such notice, the Agent shall advise the Banks of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that, in the case of a termination of all of the Term Loan Commitments, the Borrower may provide that such notice is conditioned on the occurrence or non-occurrence of any event specified therein.  Any reduction of the Term Loan Commitments shall be permanent.  Each reduction of the Term Loan Commitments shall be made ratably among the Banks in accordance with their respective Term Loan Commitments.  Notwithstanding the foregoing, the Term Loan Commitments shall automatically terminate at 5:00 p.m. (Charlotte, North Carolina time) on the Termination Date unless sooner terminated pursuant to the terms in this Agreement.  The right to terminate or reduce any Incremental Term Loan Commitments shall be governed by, and be subject to the terms and conditions set forth in, the applicable Incremental Term Loan Amendment.

Section 2.05      Repayment of Loans.

(a)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower will repay the aggregate outstanding principal of the Term Loans on the dates and in the amounts (expressed as a percentage of the principal amount of the Term Loans made on the Closing Date) set forth below:

Date	Payment Amount
September 30, 2011	1.25%
December 30, 2011	1.25%
March 30, 2012	1.25%
June 29, 2012	1.25%
September 28, 2012	2.50%
December 31, 2012	2.50%
March 29,2013	2.50%
June 28, 2013	2.50%
September 30, 2013	3.75%
December 31, 2013	3.75%
March 31,2014	3.75%
June 30, 2014	3.75%
September 30, 2014	5.00%
December 31, 2014	5.00%
March 31,2015	5.00%
June 30, 2015	5.00%
September 30, 2015	5.00%
December 31, 2015	5.00%
March 31, 2016	5.00%
Term Loan Maturity Date	35.00%

(b)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower will repay the aggregate outstanding principal of the Incremental Term Loans on the dates and in the amounts set forth in the applicable Incremental Term Loan Amendment.

(c)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable on the applicable Maturity Date.

Section 2.06      Interest Accrual, Payments, Etc.

(a)           Subject to the provisions of Section 9.13, the Borrower shall pay interest on the unpaid principal amount of each Loan made by each Bank from the date of such Loan until such principal amount shall be paid in full, on the dates and at the rates per annum specified as follows:

(i)           if such Loan is an ABR Loan, a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, and unpaid accrued interest on each such Loan shall be payable on each Interest Payment Date for such Loan and on the date such ABR Loan shall be paid in full;

(ii)           if such Loan is a Eurodollar Loan, a rate per annum equal at all times during the Interest Period for such Loan to the lesser of (A) the Highest Lawful Rate and (B) the sum of the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Margin in effect as of the first day of such Interest Period, and unpaid accrued interest on each such Loan shall be payable on each Interest Payment Date for such Loan and on the date such Eurodollar Loan shall be paid in full and, in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion; or

(iii)           upon the occurrence and during the continuance of any Event of Default under Section 7.01(a), Section 7.01(b), Section 7.01(j) or Section 7.01(k), or from and after the election of the Majority Banks (or the Agent at the direction of the Majority Banks) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the rate otherwise applicable to such Loans plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the rate applicable to ABR Loans plus 2%), not to exceed, in either case, the Highest Lawful Rate.  Interest accrued pursuant to this paragraph shall be payable on demand.  To the greatest extent permitted by law, interest shall continue to accrue after the occurrence of any Bankruptcy Event of the Borrower.

(b)           (a) The Agent shall give prompt notice to the Borrower and each other member of the Bank Group of the applicable interest rate determined by the Agent hereunder for each Borrowing.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(ii)           If the Majority Banks shall, at least one Business Day before the commencement of any Interest Period for a Eurodollar Borrowing, notify the Agent that the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately reflect the cost to such Banks of making, funding or maintaining their respective Eurodollar Loans for such Borrowing, the right of the Borrower to select Eurodollar Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and each other member of the Bank Group that the circumstances causing such suspension no longer exist, and (A) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(iii)           If the Agent is unable to determine the Adjusted Eurodollar Rate or the Eurodollar Rate in accordance with the definitions thereof, as applicable, for any Interest Period for any Eurodollar Borrowing, (A) the Agent shall forthwith notify the Borrower and each other member of the Bank Group that the interest rate cannot be determined for such Eurodollar Borrowing, (B) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (C) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing, and (D) the obligation of the Banks to make Eurodollar Loans shall be suspended until the Agent shall notify the Borrower and each other member of the Bank Group that the circumstances causing such suspension no longer exist.

(c)           As used in this Agreement and the other Loan Documents, “Applicable Margin” means, as to Term Loans consisting of a single Borrowing, a rate per annum determined pursuant to the table set forth below by reference to the Borrower’s rating of its senior unsecured non-credit enhanced debt by S&P, Fitch and Moody’s (individually, a “Rating” and collectively, the “Ratings”) and the Type of Term Loans comprising such Borrowing.  If (i) the Moody’s Rating and the S&P Rating shall differ by one level, the higher Rating shall apply; (ii) the Moody’s Rating and the S&P Rating differ by more than one level and the Fitch Rating is equal to the higher of the Moody’s Rating and the S&P Rating, the higher Rating shall apply; (iii) the Moody’s Rating, the S&P Rating and the Fitch Rating each differ by one or more levels, and the Moody’s Rating and the S&P Rating differ by more than one level, the Rating which is the middle Rating shall apply; (iv) the Moody’s Rating and the S&P Rating differ by more than one level, and the Fitch Rating is equal to the lower of the Moody’s and S&P Rating, the lower Rating shall apply; (v) the Moody’s Rating and the S&P Rating differ by more than one level, and the Borrower does not have a Fitch Rating, the Rating which is one level below the higher of the Moody’s Rating or the S&P Rating shall apply; and (vi) the Moody’s Rating and the S&P Rating are the same, that Rating shall apply. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, Fitch or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Pricing Level	Rating	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
I	BBB+/Baa1 and above	1.25%	0.25%
II	BBB/Baa2	1.50%	0.50%
III	BBB-/Baa3	1.75%	0.75%
IV	BB+/Ba1	2.00%	1.00%
V	BB/Ba2 and below	2.25%	1.25%

The “Applicable Margin” for the Incremental Term Loans will be as set forth in the applicable Incremental Term Loan Amendment.

Section 2.07      Prepayments.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing selected by the Borrower in whole or in part, subject to prior notice in accordance with the terms set forth in this paragraph (a).  Each prepayment of Loans comprising the designated Borrowing being prepaid pursuant to this paragraph (a) shall be applied to the outstanding principal installments of such Loans as directed by the Borrower.  The Borrower shall notify the Agent by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of a prepayment of an ABR Borrowing, not later than 12:00 noon (Charlotte, North Carolina time) on the date of prepayment, and (ii) in the case of a prepayment of a Eurodollar Loan, not later than 12:00 noon (Charlotte, North Carolina time) three Business Days before the date of prepayment.  Each such notice shall specify the prepayment date and the aggregate principal amount of each Borrowing or a portion thereof to be repaid.  Promptly following receipt of any such notice, the Agent shall advise the Banks of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02(a)(i).

(b)           Each prepayment of Eurodollar Loans shall be accompanied by a prepayment of accrued interest to the date of such prepayment on the principal amount prepaid.  In the event of any prepayment of a Eurodollar Loan, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 2.11.  Unless otherwise specified by the Borrower, all mandatory prepayments of the Loans shall first be applied to ABR Borrowings, and second to such Eurodollar Borrowings as the Agent may select.

(c)           Each prepayment of the Loans pursuant to this Section 2.07 shall be applied on a pro rata basis among the Banks holding the Loans of the relevant Class being prepaid.

Section 2.08      Payments and Computations.

(a)           All payments of principal, interest, the Commitment Fee and other amounts payable to the Banks holding Loans or Commitments of a certain Class under the Loan Documents shall be made in Dollars to the Agent at its address specified in Section 9.03 for the account of each such Bank, in immediately available funds not later than 12:00 noon (Charlotte, North Carolina time) on the date when due.  Upon receipt of such payments, the Agent will promptly cause to be distributed like funds relating to the payment of principal or interest or the Commitment Fee ratably (other than amounts payable pursuant to Section 2.10, Section 2.11, Section 2.12 or Section 2.13) to such Banks for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.  In the event the Agent receives any such payment in immediately available funds not later than 1:00 p.m. (Charlotte, North Carolina time) on any Business Day, but fails to distribute to any Bank entitled thereto like funds relating to such payment by the close of business on such Business Day, then the Agent shall pay such Bank interest thereon at the Federal Funds Effective Rate for each day from the date such amount is received by the Agent until the date distributed to such Bank.

(b)           Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks under the Loan Documents that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent the Borrower shall not have made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon for each day from and including the date such amount is distributed to such Bank but excluding the date such Bank repays such amount to the Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(c)           All payments by the Borrower of the fees payable to the Agent pursuant to the Administrative Agent Fee Letter shall be made in Dollars directly to the Agent at its address specified in Section 9.03 in immediately available funds not later than 1:00 p.m. (Charlotte, North Carolina time) on the date when due.

(d)           All computations of interest based on the Prime Rate when used to determine the Alternate Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Alternate Base Rate (other than the Alternate Base Rate computed based on the Prime Rate), the Eurodollar Rate, the Adjusted Eurodollar Rate or the Federal Funds Effective Rate as well as the Commitment Fee, shall be made on the basis of a year of 360 days (unless use of a 360 day year would cause the interest contracted for, charged or received hereunder to exceed the Highest Lawful Rate, in which case such computations shall be made on the basis of a year of 365 or 366 days, as the case may be), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable.

(e)           Whenever any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or the Commitment Fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)           If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, counterclaim or otherwise) on account of the Loans of any Class made by it (other than pursuant to Section 2.10, Section 2.11, Section 2.12, or Section 2.13) in excess of its ratable share of payments on account of the Loans of such Class obtained by all the Banks, such Bank shall forthwith purchase (for cash at face value) from the other such Banks such participations in the Loans made by such other Banks as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in payments to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.08(f) may, to the fullest extent permitted by law and this Agreement, exercise all its rights of payment (including the right of setoff and counterclaim) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

(g)           If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.02(b), Section 2.08(b), or Section 8.05 then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Bank and for the benefit of the Agent to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and applicable to, any future funding obligations of such Bank under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Agent in its discretion.

Section 2.09      Fees.

(a)           The Borrower shall pay to the Agent, for the account of each Bank, a commitment fee (the “Commitment Fee”) at a per annum rate equal to 0.25% on the average unused portion of the Term Loan Commitment of such Bank as in effect from time to time for the period from and including July 1, 2011 to, but excluding, the Termination Date.  The Commitment Fee shall be payable in arrears on the Termination Date.  In no event shall any Bank be entitled to receive any Commitment Fee for any period during which such Bank is a Defaulting Bank.

(b)           Subject to the provisions of Section 9.13, the Borrower shall pay the Agent and the Lead Arrangers the underwriting, administrative and other fees specified in the Fee Letters.

Section 2.10      Setoff, Counterclaims and Taxes.

(a)           All payments of principal, interest, expenses, reimbursements, compensation, Commitment Fees, underwriting fees or administration fees and any other amount from time to time due under any Loan Document shall be made by the Borrower without setoff or counterclaim and shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each member of the Bank Group, (A) taxes imposed on its income (or a taxable base in the nature of net income, or, in lieu of taxes so imposed or measured, on overall gross receipts and capital), and franchise taxes imposed on it, by the jurisdiction under the laws of which such member of the Bank Group is organized or any political subdivision thereof, (B) branch profits taxes imposed by the United States or any jurisdiction described in the preceding clause (A), and (C) United States federal taxes imposed pursuant to FATCA on any “withholding payment” (as defined under FATCA) made to such Person and, (ii) in the case of each Bank, (A) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s Lending Office or any political subdivision thereof, (B) branch profits taxes imposed by the United States or any jurisdiction described in the preceding clause (A), and (C) United States federal taxes imposed pursuant to FATCA on any “withholding payment” (as defined under FATCA) made to such Person (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any member of the Bank Group, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such member of the Bank Group receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided that the Borrower shall not be required to pay any increased amount on account of Taxes to the extent that (x) any such Bank breached its representation and warranty provided in Section 2.10(f) or (y) any such Bank has failed to comply with Section 2.10(f) or shall not have furnished the Borrower with such forms, or shall not have taken such other action, as reasonably may be available to it under applicable tax laws and any applicable tax treaty to obtain an exemption from, or reduction of, such Taxes.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery or performance of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           The Borrower will indemnify each member of the Bank Group for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such member of the Bank Group (whether paid on its own behalf or on behalf of any other member of the Bank Group) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such member of the Bank Group makes written demand therefor.  A certificate as to the amount of such payment or liability delivered to the Borrower by a member of the Bank Group, or by the Agent on behalf of any such Person, shall be conclusive absent manifest error.  Notwithstanding anything herein to the contrary, no member of the Bank Group shall be indemnified for any Taxes or Other Taxes hereunder unless the member of the Bank Group, as the case may be, shall make written demand on the Borrower for such reimbursement no later than six (6) months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand on the member of the Bank Group, as the case may be, for payment of such Taxes or Other Taxes, and (ii) the date on which the member of the Bank Group, as the case may be, has made payment of such Taxes or Other Taxes; provided, that if the Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 9.03, the original or a certified copy of a receipt evidencing payment thereof, a copy of any return required by applicable law or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.10 shall survive the payment in full of the Loans and all other amounts owing under the other Loan Documents.  The provisions of this Section 2.10 are in all respects subject to Section 9.13 hereof.

(f)           Each Bank represents and warrants to the Agent and the Borrower that such Bank is either (i) a corporation organized under the laws of the United States, a state thereof or the District of Columbia, or (ii) entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement and the other Loan Documents (x) under an applicable provision of a tax convention or treaty to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States.  Upon becoming a party to this Agreement (whether by assignment or as an original signatory hereto), and in any event, from time to time upon the request of the Agent or the Borrower, each Bank which is not a corporation organized under the laws of the United States or any state thereof or the District of Columbia shall deliver to the Agent and the Borrower such forms, certificates or other instruments as may be required by the Agent in order to establish that such Bank is entitled to complete exemption from United States withholding taxes imposed on or with respect to any payments, including fees, to be made to such Bank under this Agreement and the other Loan Documents.  Each Bank also agrees to deliver to the Borrower and the Agent such other supplemental forms as may at any time be required as a result of the passage of time or changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder; provided, that the circumstances of the Bank at the relevant time and applicable laws permit it to do so.  If a Bank determines, as a result of any change in either (1) applicable law, regulation or treaty, or in any official application thereof or (2) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 2.10(f), or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Borrower and the Agent of such fact.  If a Bank is organized under the laws of a jurisdiction outside the United States, and the Borrower and the Agent have not received forms, certificates or other instruments indicating to their satisfaction that all payments to be made to such Bank hereunder are not subject to United States withholding tax or the Agent otherwise has reason to believe that such Bank is subject to U.S. withholding tax, the Borrower shall withhold taxes from such payments at the applicable statutory rate.  Without limiting the generality of the foregoing contained in this Section 2.10(f), if a Bank would be subject to United States federal withholding taxes imposed by FATCA on payments under any Loan Document and such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent, as the case may be, to comply with their obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.  Each Bank shall indemnify and hold the Borrower and the Agent harmless from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by them as a result of either (A) such Bank’s failure to submit any form or certificate that it is required to provide pursuant to this Section 2.10(f) or (B) reliance by the Borrower or the Agent on any such form or certificate which such Bank has provided to them pursuant to this Section 2.10(f).

(g)           Any Bank claiming any additional amounts payable pursuant to this Section 2.10 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of the applicable Lending Office if such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Bank, be otherwise disadvantageous to such Bank.

Section 2.11      Funding Losses.  The Borrower shall indemnify each member of the Bank Group against any loss or reasonable expense (including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or reemploying deposits from third parties acquired to effect or maintain a Loan or any part thereof as a Eurodollar Loan) which such Person may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article III, (b) any failure by the Borrower to borrow, convert or continue hereunder after a Borrowing Request or an Interest Election Request has been given, (c) any payment, prepayment, conversion or continuation of a Eurodollar Loan required or permitted by any other provisions of this Agreement, including, without limitation, payments made due to the acceleration of the maturity of the Loans pursuant to Section 7.01, or otherwise made on a date other than the last day of the applicable Interest Period, (d) any default in the payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), (e) the occurrence of an Event of Default or (f) the Borrower’s election to replace an Affected Bank pursuant to Section 2.14(b).  Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, as determined by each Bank of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or continued or not borrowed, converted or continued (based on the interest rate applicable thereto) for the period from the date of such payment, prepayment, conversion or continuation or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, for the Loan which would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as estimated by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for such period or Interest Period, as the case may be.  A certificate of each member of the Bank Group setting forth any amount or amounts which such Person is entitled to receive pursuant to this Section 2.11 shall be delivered to the Borrower (with a copy to the Agent) and shall be conclusive, if made in good faith, absent manifest error.  The Borrower shall pay to the Agent for the account of each such Person the amount shown as due on any certificate within 30 days after its receipt of the same.  Notwithstanding the foregoing, in no event shall any Bank be permitted to receive any compensation hereunder constituting interest in excess of the Highest Lawful Rate.  Without prejudice to the survival of any other obligations of the Borrower hereunder, the obligations of the Borrower under this Section 2.11 shall survive the termination of this Agreement and/or the payment or assignment of any of the Notes.

Section 2.12      Change in Law.

(a)           If at any time any Bank determines in good faith (which determination shall be conclusive) that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its foreign branch or branches to fund or maintain any Eurodollar Loan (any of the foregoing determinations being a “Eurodollar Event”), then, such Bank, at its option, may:  (i) declare that Eurodollar Rate Loans will no longer be made or maintained by such Bank, whereupon the right of the Borrower to select Eurodollar Loans for any Borrowing shall be suspended until such Bank shall notify the Agent that the circumstances causing such Eurodollar Event no longer exist; (ii) with respect to any Eurodollar Loans of such Bank then outstanding, require that all such Eurodollar Loans be converted to ABR Loans, in which event all such Eurodollar Loans shall automatically be converted into ABR Loans on the effective date of notice of such Eurodollar Event and all payments or prepayments of principal that would have otherwise been applied to repay such converted Eurodollar Loans shall instead be applied to repay the ABR Loans resulting from such conversion; and/or (iii) with respect to any Eurodollar Loans requested of such Bank but not yet made as or converted into such, require that such Eurodollar Loans be made as or converted into, as applicable, ABR Loans.

(b)           Upon the occurrence of any Eurodollar Event, and at any time thereafter so long as such Eurodollar Event shall continue, such Bank may exercise its aforesaid option by giving written notice thereof to the Agent and the Borrower, such notice to be effective upon receipt thereof by the Borrower.  Any conversion of any Eurodollar Loan which is required under this Section 2.12 shall be made, together with accrued and unpaid interest and all other amounts payable to such Bank under this Agreement with respect to such converted Loan (including, without limitation, amounts payable pursuant to Section 2.11 hereof), on the date stated in the notice to the Borrower referred to above.

Section 2.13      Increased Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)           subject any Bank to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (other than any Taxes or taxes for which the Borrower would not be required to gross-up pursuant to Section 2.10(a)); or

(iii)           impose on any Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Bank;

and the result of any of the foregoing shall be to increase the cost to such Bank of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Bank (whether of principal, interest or any other amount) then, upon request of such Bank, the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

(b)           If any Bank shall have determined in good faith (which determination shall be conclusive) that any Change in Law affecting such Bank or any Lending Office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Bank or the Loans made by such Bank, to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy and liquidity position), then the Borrower shall from time to time, subject to the provisions of Section 9.13, pay to such Bank upon demand additional amounts sufficient to compensate such Bank or such corporation in light of such circumstances, to the extent that such Bank reasonably determines such reduction in the rate of return on such Bank’s capital or on the capital of such Bank’s holding company to be allocable to the existence of such Bank’s Commitment or the funding of its Loans hereunder and similar amounts are being charged generally to other borrowers with similar commitments from such Bank.

(c)           Each Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 2.13 as promptly as practicable after such Bank obtains knowledge of the occurrence of such event.  In no event will the Borrower be obligated to compensate any Bank pursuant to this Section 2.13 for any amounts described in paragraphs (a) or (b) above that accrued more than one hundred eighty (180) days prior to the date the notice described in the preceding sentence is given by the party requesting such compensation, but the foregoing shall in no way limit the right of such Bank to request compensation for amounts accrued during such one hundred eighty (180) day period or any future period.  A certificate of such Bank setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate such Bank (or participating banks or other entities pursuant to Section 9.02) as specified above and (ii) the calculation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay to such Bank the amount shown as due on any such certificate within thirty (30) days after its receipt of the same.  The failure of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of the right of such Bank or any other Bank, to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital.  The protection of this Section 2.13 shall be available to the Banks regardless of any possible contention of invalidity or inapplicability of law, regulation or condition which shall have been imposed.

Section 2.14      Mitigation Obligations; Substitution of Banks.

(a)           If any Bank requests compensation pursuant to Section 2.13, or declares a Eurodollar Event pursuant to Section 2.12, or the Borrower is required to deduct United States withholding taxes pursuant to Section 2.10(f) from amounts payable to any Bank under the Loan Documents, then such Bank shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.10(f), as the case may be, or eliminate the existence of a Eurodollar Event under Section 2.12 in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b)           If any Bank requests compensation pursuant to Section 2.13, or declares a Eurodollar Event pursuant to Section 2.12, or the Borrower is required to deduct United States withholding taxes pursuant to Section 2.10(f) from amounts payable to any Bank under the Loan Documents, or if any Bank becomes a Defaulting Bank (any such request, declaration, withholding or event is herein called a “Substitution Event” and any such Bank is herein called an “Affected Bank”), the Borrower may give notice to such Affected Bank (with a copy to the Agent) that it wishes to seek one or more Eligible Assignees (which may be one or more of the other Banks) to assume the Commitment of such Affected Bank and to purchase the Loans of such Affected Bank and the other interests of such Affected Bank in the Loan Documents (collectively, the “Affected Interests”).  Each Affected Bank agrees to sell all of its Affected Interests pursuant to Section 9.02 to any such Eligible Assignee for an amount equal to the sum of the outstanding unpaid principal of and accrued interest on the Loans of such Affected Bank and all commitment fees, underwriting fees and other fees (other than fees payable to such Affected Bank pursuant to Section 2.11 which shall be paid by the Borrower) and amounts due such Affected Bank under the Loan Documents, calculated, in each case, to the date such Affected Interests are purchased, whereupon such Affected Bank shall have no further Commitment or other obligation to the Borrower under the Loan Documents.  Notwithstanding the foregoing, the Borrower may not replace any Affected Bank if (a) the Bank or Banks involved in such Substitution Event have aggregate Commitment Percentages in excess of thirty-five percent (35%), except in the event such Bank is or such Banks are Defaulting Banks, or (b) the Borrower does not seek to replace each Bank involved in such Substitution Event.  A Bank shall not be required to sell its Affected Interests pursuant to this paragraph if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such sale cease to apply.

Section 2.15      Incremental Term Loans.

(a)           At any time after the earlier of (i) 90 days after the Closing Date and (ii) the completion of a Successful Syndication (as defined in the Commitment Parties Fee Letter), the Borrower may request an additional term loan facility, in accordance with the procedures set forth in Section 2.15(b) and Section 2.15(c) and subject to the conditions set forth in Section 2.15(d).  Each loan made under any such additional facility is referred to herein as an “Incremental Term Loan” and, collectively, as the “Incremental Term Loans.”  All Incremental Term Loans made on the same day shall be deemed to be a separate “Series” of Incremental Term Loans.  The aggregate principal amount of the Incremental Term Loans made under such additional term loan facility shall not exceed $200,000,000 (without regard to any repayment of such Incremental Term Loans).  The initial aggregate principal amount of all Incremental Term Loans of the same Series shall not be less than $50,000,000.  The Incremental Term Loans of any Series shall:

(i)           unless otherwise specifically provided in this Agreement, upon the Incremental Term Loan Effective Date relating to such Series of Incremental Term Loans, be deemed to be a Loan as defined herein for all purposes under this Agreement and the other Loan Documents;

(ii)           have such pricing as may be agreed by the Borrower and the Banks providing such Series of Incremental Term Loans pursuant to the provisions of this Section 2.15(a), which pricing shall be reasonably satisfactory to the Agent;

(iii)           have an Incremental Term Loan Maturity Date reasonably acceptable to the Agent, but which, in any event, will not be prior to the Term Loan Maturity Date;

(iv)           have an amortization schedule reasonably acceptable to the Agent, but which, in any event, will not have a weighted average life to maturity shorter than the weighted average life to maturity of the Term Loans outstanding on the Incremental Term Loan Effective Date (such determinations of weighted average life to maturity to be made by the Agent); and

(v)           except as specifically provided in clauses (ii) through (iv) above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Term Loans, shall be reasonably satisfactory to the Agent and the Borrower; provided that such other terms and conditions, taken as a whole, shall not be materially more favorable to the Banks under such Incremental Term Loans than such other terms and conditions, taken as a whole, under the Term Loans.

(b)           If the Borrower desires to incur a Series of Incremental Term Loans, any Bank may (but is not obligated to) fund all or any portion of the requested Series of Incremental Term Loans.  If the Banks are not willing to provide all of the Series of Incremental Term Loans requested on the proposed terms, the Borrower may request one or more Eligible Assignees to become a Bank hereunder and to fund all or any portion of the requested Series of Incremental Term Loans; provided, that Incremental Term Loans to be made by any Eligible Assignee shall be in an aggregate principal amount reasonably acceptable to the Agent.  If one or more Banks or Eligible Assignees agree to provide the requested Series of Incremental Term Loans, the Borrower shall give written notice to the Agent specifying the aggregate amount of the Incremental Term Loans of such Series to be made, the amount of the Incremental Term Loan of such Series to be made by each Bank or Eligible Assignee, the proposed Incremental Term Loan Effective Date of such Series of Incremental Term Loans, and the interest rates and fees payable with respect to such Series of Incremental Term Loans, which terms shall be included in an Incremental Term Loan Amendment (provided that such terms shall be in accordance with this Section 2.15).

(c)           Incremental Term Loan Commitments shall become Commitments under this Agreement pursuant to (x) an amendment (each, an “Incremental Term Loan Amendment”) to this Agreement executed by the Borrower, each Bank or Eligible Assignee agreeing to provide such Incremental Term Loan Commitment (and no other Bank shall be required to execute any such amendment), and the Agent, and (y) any amendments to the other Loan Documents (executed by the Borrower and the Agent only) as the Agent shall reasonably deem appropriate to effect such purpose.  The Incremental Term Loan Commitment being requested by the Borrower shall become effective under this Agreement on the effective date referenced in the applicable Incremental Term Loan Amendment (each, an “Incremental Term Loan Effective Date”).

(d)           Notwithstanding anything set forth in this Section 2.15 to the contrary, the Borrower may not incur any Series of Incremental Term Loans unless the following conditions precedent are satisfied on the applicable Incremental Term Loan Effective Date:

(i)           no Default or Event of Default shall have occurred and be continuing on such date (after giving effect to the incurrence of the applicable Series of Incremental Term Loans);

(ii)           the Agent shall have received a certificate of the Borrower executed by a Responsible Officer of the Borrower certifying that, immediately prior to and after giving effect to the incurrence of the applicable Series of Incremental Term Loans (A) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects, (B) the Borrower shall be in compliance with the financial covenants contained in Section 6.01 (such calculations to be attached to the certificate) and (C) no Default or Event of Default shall have occurred and be continuing or be caused by the incurrence of the applicable Series of Incremental Term Loans; and

(iii)           the Borrower shall deliver or cause to be delivered, if requested by the Agent, a customary legal opinion and a resolution duly adopted by the board of directors (or equivalent governing body) of the Borrower authorizing such Incremental Term Loans.

Section 2.16      Defaulting Banks.

(a)           Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then, the following provisions shall apply so long as such Bank is a Defaulting Bank:

(i)           Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Banks and in Section 9.01.

(ii)           Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VII or otherwise) shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder; second, to the payment of the Commitment Fee that would have accrued to any Defaulting Bank were such Bank not a Defaulting Bank, on a pro rata basis, to the Bank(s) funding the Defaulting Bank’s Commitment, third, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Bank to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank against that Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; sixth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank's breach of its obligations under this Agreement; and seventh, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in ARTICLE III or Section 2.15(d) were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank.  Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(b)           If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase that portion of the outstanding Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Banks in accordance with their respective Commitment Percentages, whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

ARTICLE III.
CONDITIONS OF CREDIT

Section 3.01      Conditions Precedent to Effective Date.  This Agreement shall be effective upon the satisfaction of the following conditions precedent:

(a)           The following Loan Documents duly executed and delivered by the Persons indicated below and in such number of counterparts as may be reasonably requested by the Agent:

(i)           this Agreement executed by the Borrower and each member of the Bank Group, and

(ii)           a Note executed by the Borrower in favor of each Bank requesting a Note.

(b)           A certificate of a Responsible Officer and of the secretary or an assistant secretary of the Borrower certifying, inter alia, (i) true and correct copies of resolutions adopted by the Board of Directors of the Borrower (A) authorizing the execution, delivery and performance by the Borrower of the Loan Documents, the Borrowings to be made hereunder and the consummation of the transactions contemplated hereby and thereby, (B) approving the forms of the Loan Documents to which it is a party and which will be delivered at or prior to the date of the initial Borrowing and (C) authorizing officers of the Borrower to execute and deliver the Loan Documents to which it is or will be a party and any related documents, (ii) true and correct copies of the articles of incorporation and bylaws (or other similar charter documents) of the Borrower and (iii) the incumbency and specimen signatures of the officers of the Borrower executing any documents on behalf of it.

(c)           Certificates of appropriate public officials as to the existence and good standing of the Borrower in the States of Nevada and Texas.

(d)           The signed opinion of Fulbright & Jaworski L.L.P., special counsel to the Borrower, addressed to the Bank Group, in form and substance reasonably satisfactory to the Bank Group.

Section 3.02      Conditions Precedent to Closing Date.  The obligation of each Bank to make its Term Loan on the Closing Date is subject to the following conditions precedent:

(a)           The Agent shall have received a certificate from the chief financial officer of the Borrower in form satisfactory to the Agent certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent. It is understood and agreed that the solvency certificate in the form attached hereto on Exhibit 3.02(a) shall be deemed to be in form satisfactory to the Agent.

(b)           All governmental and third party consents and all equityholder and board of directors (or comparable entity management body) authorizations, in each case necessary to consummate the Transactions, shall have been obtained and shall be in full force and effect.

(c)           Since June 30, 2010 (i) there shall not have occurred a Company Material Adverse Effect or (ii) in the event of a Company Material Adverse Effect, such Company Material Adverse Effect has not had, or could not reasonably be expected to have, a material adverse effect on the business, property, assets, operation or condition (financial or otherwise) of the Borrower and its Subsidiaries (including the Company and its Subsidiaries giving pro forma effect to the Acquisition), taken as a whole.

(d)           All principal, interest and other amounts outstanding in connection with existing Debt of the Company and its Subsidiaries will have been paid, or substantially simultaneously with the funding of the Term Loans will be paid, in full, the commitments thereunder and any Guaranties thereof terminated and all liens securing such Debt shall be released.

(e)           The payment to the Bank Group of the fees due to them as of such date under the Loan Documents, the payment to the Agent and the Lead Arrangers of the fees due to each of them as of such date under the Fee Letters, and the payment of all reasonable legal fees and expenses of Robinson, Bradshaw & Hinson, P.A., special counsel to the Agent, in connection with the preparation of this Agreement and the other Loan Documents and the closing of this transaction.

(f)           The Acquisition will have been consummated in accordance with the terms and conditions of the Merger Agreement without any waiver, modification or consent thereunder that is materially adverse to the Banks (it being understood that any amendment or modification of the definition of “Company Material Adverse Effect” or decrease in the purchase price in respect of the Acquisition, or any waiver of the occurrence of a “Company Material Adverse Effect”, in each case shall be deemed to be materially adverse to the interests of the Banks) unless approved by the Lead Arrangers.

(h)           Each of the Merger Agreement Representations and each of the Specified Representations shall be true and correct before and after giving effect to the consummation of the Transactions.

(i)           No Default or Event of Default shall have occurred and be continuing or shall occur as a result of the consummation of the Transactions.

(j)           The Borrower shall have delivered to the Agent all documentation and other information requested by the Agent that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Without limiting the generality of the provisions of Section 8.02, for purposes of determining compliance with the conditions specified in this ARTICLE III, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

In order to induce the Bank Group to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Bank Group as of each of the Effective Date and the Closing Date as follows:

Section 4.01      Corporate Existence; Etc.  Each of the Borrower and each of its Material Subsidiaries is an organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to transact business as a foreign organization and is in good standing under the laws of each jurisdiction in which the conduct of its operations or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.  Schedule 4.01 sets forth a complete list (including the Borrower’s percentage equity interest therein) as of the Effective Date of (a) all Consolidated Subsidiaries (Part A), and (b) all Excluded Affiliates (Part B).

Section 4.02      Corporate Authority; Binding Obligations.  Each of the Borrower and each of its Material Subsidiaries has all requisite power and authority, corporate or otherwise, to conduct its business and own, operate and encumber its property.  Each of the Borrower and each of its Subsidiaries has all requisite power and authority, corporate or otherwise, to execute, deliver and perform all of its obligations under the Loan Documents executed by, or to be executed by, such Person.  The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate and shareholder (or equivalent) action.  Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed and delivered by such Person, is in full force and effect and constitutes the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and general principles of equity.

Section 4.03      No Conflict.  The execution, delivery and performance by the Borrower or any of its Subsidiaries of each Loan Document to which such Person is a party and the consummation of each of the transactions contemplated thereby do not and shall not, by the lapse of time, the giving of notice or otherwise:  (a) constitute a violation of any Requirement of Law or a breach of any provision contained in the articles or certificate of incorporation or bylaws of such Person, or any shareholder agreement pertaining to such Person, or contained in any material agreement, instrument or document to which it is now a party or by which it or its properties is bound, except for such violations or breaches that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole; or (b) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of the Borrower or any of its Subsidiaries.

Section 4.04      No Consent.  No authorization, consent, approval, license, or exemption of, or filing or registration with, any Governmental Authority or any other Person, was, is or will be necessary for the valid execution, delivery or performance by the Borrower or any of its Subsidiaries of any of the Loan Documents to which it is a party and the consummation of each of the transactions contemplated thereby other than those that the failure to obtain, file or make will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.

Section 4.05      No Defaults or Violations of Law.  No Default has occurred and is continuing.  No default (or event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default) has occurred and is continuing with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which the Borrower or any of its Subsidiaries is a party or by which any of them or their properties is bound, except for such defaults that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.  Neither the Borrower nor any of its Subsidiaries is in violation of any applicable Requirement of Law except for such violations that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.

Section 4.06      Financial Position.

(a)           The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2010, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, audited by KPMG LLP, independent public accountants, copies of which have been furnished to the Bank Group, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at such date and the consolidated results of their operations and the consolidated cash flows of the Borrower and its Subsidiaries for the fiscal period ended on such date, all in accordance with GAAP.

(b)           The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2011, and the related unaudited consolidated statements of income, retained earnings and cash flows for the three month period then ended, copies of which have been furnished to the Bank Group, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at such date and the consolidated results of their operations and the consolidated cash flows of the Borrower and its Subsidiaries for the three month period ended on such date, all in accordance with GAAP, subject to normal year-end adjustments.

(c)           The Pro Forma Balance Sheet reflects adjustments made on a pro forma basis to give effect to the consummation of the Transactions, all as if such events had occurred on the date as of which the Pro Forma Balance Sheet is prepared.  The Pro Forma Balance Sheet has been prepared based on stated assumptions made in good faith and having a reasonable basis set forth therein.

(d)           The Borrower has prepared, and has heretofore furnished to the Agent a copy of, the Projections.  In the good faith opinion of management of the Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made.  The Projections have been prepared in good faith by the executive and financial personnel of the Borrower, it being understood that actual results may vary materially from the Projections.

(e)           Since December 31, 2010, there has been no Material Adverse Effect in regard to the consolidated financial condition or operations of the Borrower and its Material Subsidiaries, taken as a whole.

Section 4.07      Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, or the properties of any such Person, before or by any Governmental Authority or other Person, which could reasonably be expected to have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.

Section 4.08      Use of Proceeds.

(a)           The Borrower’s uses of the proceeds of the Loans are, and will continue to be, legal and proper corporate uses (duly authorized by the Borrower’s board of directors), and such uses are permitted by the terms of the Loan Documents, including, without limitation, Section 5.09, and all Requirements of Law.

(b)           Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No part of the proceeds of any Loan will be used, directly or indirectly, (i) to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or (ii) for the purpose of purchasing, carrying or trading in any securities, in either case under such circumstances as to involve any member of the Bank Group in a violation of Regulation U or the Borrower or any of its Subsidiaries in a violation of Regulation X.  Following the application of the proceeds of each Loan, not more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries, which are subject to any arrangement with any member of the Bank Group (herein or otherwise) whereby the right or ability of the Borrower or its Subsidiaries to sell, pledge or otherwise dispose of such assets is in any way restricted, will be such margin stock.

Section 4.09      Governmental Regulation.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Interstate Commerce Act, as amended, the Investment Company Act of 1940, as amended, or any other Requirement of Law such that the ability of any such Person to incur indebtedness is limited or its ability to consummate the transactions contemplated by this Agreement, the other Loan Documents or any document executed in connection therewith is impaired.

Section 4.10      Disclosure.  The schedules, documents, exhibits, reports, certificates and other written statements and information furnished to the Bank Group by or on behalf of the Borrower or any of its Subsidiaries, when taken as a whole, do not contain any material misstatement of fact, or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  Neither the Borrower nor any of its Subsidiaries has intentionally withheld any fact known to it which has or is reasonably likely to have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.

Section 4.11      ERISA.  The Borrower and its ERISA Affiliates are in compliance in all material respects with ERISA and all Requirements of Law related thereto.  No Reportable Event has occurred and is continuing with respect to any Plan.  There has not been any failure to meet the minimum funding standards under Section 412 or 430 of the Internal Revenue Code or Section 303 of ERISA, whether or not waived with respect to any Plan.

Section 4.12      Payment of Taxes.  The Borrower has filed, and has caused each of its Material Subsidiaries to file, all federal and applicable material state and local tax returns and other reports that the Borrower and each such Material Subsidiary are required by law to file and have paid all material taxes and other similar charges that are due and payable pursuant to such returns and reports, except to the extent any of the same may be contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and with respect to which adequate reserves have been set aside on the books of such Person in accordance with GAAP.

Section 4.13      Properties; Title and Liens.

(a)           Each of the Borrower and its Material Subsidiaries has good and marketable title to each of the material properties and assets of such Person.  All properties of the Borrower and its Material Subsidiaries and such Person’s use thereof comply with applicable zoning and use restrictions, except where the failure to so comply will not have a Material Adverse Effect upon any such Person.

(b)           Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringement that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.14      Pari Passu Ranking.  The obligations of the Borrower to pay the principal of and interest on the Loans and all other amounts payable under the Loan Documents will rank at least pari passu as to payment with all other Debt of the Borrower now existing or hereafter incurred.

Section 4.15      Environmental Matters.  The Borrower and each of its Subsidiaries possess all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary under law or otherwise for such Person to conduct its operations as now being conducted, each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by such Person, and such Person is in compliance with all terms, conditions or other provisions of such permits, authorizations, registrations, approvals and similar rights except for such noncompliance that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole. Neither the Borrower nor any of its Subsidiaries has received any notices of any violation of, noncompliance with, or remedial obligation under, Requirements of Environmental Laws, and there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings, investigations or inquiries pending or, to the knowledge of the Borrower, threatened, relating to the ownership, use, condition, maintenance, or operation of, or conduct of business related to, any property owned, leased or operated by the Borrower or any of its Subsidiaries, or other assets of the Borrower or any of its Subsidiaries, other than those violations, instances of noncompliance, obligations, writs, injunctions, decrees, orders, judgments, lawsuits, claims, proceedings, investigations or inquiries that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole. There are no material obligations, undertakings or liabilities arising out of or relating to Environmental Laws to which the Borrower or any of its Material Subsidiaries has agreed to, assumed or retained, or by which the Borrower or any of its Material Subsidiaries is adversely affected, by contract or otherwise.  Neither the Borrower nor any of its Material Subsidiaries has received a written notice or claim to the effect that such Person is or may be liable to any Person as the result of a Release or threatened Release of a Hazardous Material which could reasonably be expected to have a  Material Adverse Effect.

Section 4.16      No Undisclosed Liabilities.  Except as set forth in Schedule 4.16, the Borrower and its Subsidiaries have no material liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the financial statements most recently delivered by the Borrower pursuant to Section 5.01, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, and (iv) liabilities or obligations arising under governmental approvals or contracts to which the Borrower or its Subsidiaries is a party or otherwise subject.

Section 4.17      Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirement of Law dealing with such matters in any manner that could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any Subsidiary, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower and its Subsidiaries.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is bound.

Section 4.18      Solvency.  As of the Closing Date, the Borrower and its Subsidiaries, after giving effect to the consummation of the Transactions, are Solvent.

Section 4.19      OFAC.  Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

Section 4.20      Patriot Act.  The Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V.
AFFIRMATIVE COVENANTS

From and after the Closing Date, so long as any principal amount of any Loan, any amount of interest accrued under any Loan Document, or any commitment, underwriting or other fee, expense, compensation or any other amount payable to any member of the Bank Group under the Loan Documents shall remain unpaid or outstanding or any Bank shall have any Commitment hereunder:

Section 5.01      Reporting Requirements.  The Borrower shall deliver or cause to be delivered to the Agent (and the Agent shall promptly make such information available to the Banks in accordance with its customary practice):

(a)           As soon as available and in any event within forty five (45) days after the end of each fiscal quarter (other than the fourth quarter):

(i)           copies of the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such period, and consolidated and consolidating statements of income and retained earnings and a statement of cash flows of the Borrower and its Subsidiaries for that fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form (on a consolidated, but not a consolidating basis) the figures for the corresponding period of the preceding fiscal year, all in reasonable detail; and

(ii)           a certificate of a Responsible Officer of the Borrower (A) stating that such financial statements fairly present in all material respects the consolidated financial position and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments, (B) stating that no Default has occurred and is continuing or, if any Default has occurred and is continuing, the action the Borrower is taking or proposes to take with respect thereto, (C) setting forth calculations demonstrating compliance by the Borrower with Section 6.01 and Section 6.07, accompanied by a summary (on an entity-by-entity basis) of Investments in Excluded Affiliates and Funded Debt of the Borrower and its Consolidated Subsidiaries, as well as any Funded Debt resulting from a Guaranty of Debt of an Excluded Affiliate, and (D) identifying any changes in the Consolidated Subsidiaries and Excluded Affiliates since the date of the most recent certificate delivered pursuant to this Section 5.01(a)(ii) or Section 5.01(b)(ii) (or in the case of the initial certificate, any changes from those specified in Schedule 4.01).

(b)           As soon as available and in any event within ninety (90) days after the end of each fiscal year:

(i)           copies of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and consolidated and consolidating statements of income and retained earnings and a statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case setting forth in comparative form (on a consolidated basis) the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by the Borrower) of independent accountants of recognized national standing selected by the Borrower or otherwise reasonably satisfactory to the Majority Banks, to the effect that such consolidated financial statements have been prepared in accordance with GAAP (except for changes in which such accountants concur) and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards; and

(ii)           a certificate of a Responsible Officer of the Borrower (A) stating that no Default has occurred and is continuing or, if any Default has occurred and is continuing, the action the Borrower is taking or proposes to take with respect thereto, (B) setting forth calculations demonstrating compliance by the Borrower with Section 6.01 and Section 6.07, accompanied by a summary (on an entity-by-entity basis) of Investments in Excluded Affiliates and Funded Debt of the Borrower and its Consolidated Subsidiaries, as well as any Funded Debt resulting from a Guaranty of Debt of an Excluded Affiliate, and (C) identifying any changes in the Consolidated Subsidiaries and Excluded Affiliates since the date of the most recent certificate delivered pursuant to Section 5.01(a)(ii) or this Section 5.01(b)(ii).

(c)           Promptly after the sending or filing thereof, copies of all proxy statements and reports which the Borrower or any of its Subsidiaries sends to any holders of its respective securities, and copies of all regular, periodic and special reports and all registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange.

(d)           Promptly after the receipt thereof, copies of any reports or notices that the Borrower may receive from the PBGC or the U.S. Department of Labor indicating that a Reportable Event has occurred or the minimum funding standards under Section 412 or 430 of the Internal Revenue Code or Section 303 of ERISA have not been met or that any such Person or its ERISA Affiliates has failed to comply in all material respects with ERISA and all Requirements of Law related thereto.

(e)           As soon as possible and in any event within ten (10) days after a Responsible Officer of the Borrower becomes aware of the occurrence of a Default, a certificate of a Responsible Officer of the Borrower setting forth details of such Default and the action which has been taken or is to be taken with respect thereto.

(f)           As soon as possible and in any event within ten (10) days after a Responsible Officer of the Borrower becomes aware thereof, written notice from a Responsible Officer of the Borrower of (i) the institution of or threat of, any action, suit, proceeding, governmental investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries and that has not previously been disclosed in writing to the Bank Group pursuant to this Section 5.01(f) or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed to the Bank Group pursuant to this Section 5.01(f).

(g)           Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, notice of (i) any violation of, noncompliance with, or remedial obligations under, Requirements of Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries, (ii) any Release or threatened Release affecting any property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries, (iii) the amendment or revocation of any permit, authorization, registration, approval or similar right that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries or (iv) new or proposed changes to Requirements of Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries.

(h)           Such other information as any member of the Bank Group may from time to time reasonably request respecting the business, properties, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries.

Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(c) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address www.kirbycorp.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent or any Bank that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank and (ii) the Borrower shall notify the Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates of a Responsible Officer required by Section 5.01(a)(ii) and Section 5.01(b)(ii) to the Agent.  Except for such certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02      Taxes; Claims.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon such Person or upon its income or profits, or upon any properties belonging to such Person, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any properties of the Borrower or any of its Material Subsidiaries, other than any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and with respect to which adequate reserves are set aside on the books of such Person in accordance with GAAP.

Section 5.03      Compliance with Laws and Agreements.  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable Requirements of Law imposed by any Governmental Authority and all indentures, notes, loan agreements, mortgages, leases, material agreements and other material instruments binding upon it or its property, noncompliance with which could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries.  Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Environmental Laws, operate its properties and conduct its business in accordance with good environmental practices, and handle, treat, store and dispose of Hazardous Materials in accordance with such practices, except where the failure to do so will not have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries.

Section 5.04      Insurance.  The Borrower will maintain, and will cause each of its Subsidiaries to maintain, with financially sound, responsible and reputable insurance companies or associations, insurance, or self-insure against such risks, and in such amounts (and with co-insurance and deductibles), as are usually insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated.

Section 5.05      Corporate Existence; Etc.  The Borrower will preserve and maintain, and (except as otherwise permitted by Section 6.04 or Section 6.06) will cause each of its Material Subsidiaries to preserve and maintain, its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified, and cause each of its Material Subsidiaries to qualify and remain qualified, as a foreign organization in each jurisdiction in which such qualification is material to the business and operations of such Person or the ownership or leasing of the properties of such Person. The Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same lines of business as it is presently conducted and lines reasonably related or ancillary thereto, provided that the Borrower may, in its reasonable business judgment, dispose of any subsidiary or exit any line of business if it determines it to be in the Borrower’s best interest to do so, subject to the provisions of Section 6.04 and Section 6.06.

Section 5.06      Inspections; Etc.  From time to time during regular business hours upon reasonable prior notice, the Borrower will permit, and will cause each of its Subsidiaries to permit, any agents or representatives of any member of the Bank Group to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of any such Person with any of their respective independent public accountants, officers or directors, all at the expense of the Borrower; provided that (x) absent the existence of an Event of Default (a) only the Agent shall exercise such rights on behalf of the Bank Group and (b) the Agent shall not exercise such rights more than two times in any calendar year and only one such time shall be at the Borrower’s expense and (y) the Borrower shall be given the opportunity to participate in any discussion with its accountants.

Section 5.07      Maintenance of Properties.  The Borrower will maintain and preserve, and will cause each of its Material Subsidiaries to maintain and preserve, all of its material properties necessary for the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

Section 5.08      Accounting Systems; Etc.  The Borrower will keep, and will cause each of its Subsidiaries to keep, adequate records and books of account in which complete entries will be made in accordance with GAAP (subject to year end adjustments), reflecting all financial transactions of such Person.  The Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described herein shall be prepared from such system and records.

Section 5.09      Use of Loan Proceeds.

(a)           The Borrower will use the proceeds of the Term Loans hereunder for the following purposes: (a) to fund the Merger Cash Consideration, (b) for application to the Debt Retirement, and (c) to pay the Transaction Costs; provided that such uses are, at the time made, otherwise consistent with the terms of this Agreement and all Requirements of Law and no Default would result therefrom.

(b)           The Borrower will use the proceeds of Incremental Term Loans only for the purposes specified in the applicable Incremental Term Loan Amendment.

Section 5.10      Maintenance of Ratings.  The Borrower shall use commercially reasonable efforts to maintain the Moody’s Rating and the S&P Rating.

Section 5.11      OFAC, PATRIOT Act Compliance.  The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Bank in order to assist the Agent and the Banks in maintaining compliance with the PATRIOT Act.

Section 5.12      Further Assurances in General.  The Borrower at its expense shall, and shall cause each of its Subsidiaries to, promptly execute and deliver all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower or any of its Subsidiaries in the Loan Documents, including, without limitation, the accomplishment of any condition precedent that may have been waived by the Banks prior to the initial Borrowing or any subsequent Borrowings.

Section 5.13      Clear Market Condition.  The Borrower shall, and shall cause its Subsidiaries to, comply with the clear market condition as previously agreed (and only for the time period set forth) in Section 2(b) of the Debt Commitment Letter.

ARTICLE VI.
NEGATIVE COVENANTS

From and after the Closing Date, so long as any principal amount of any Loan, any amount of interest accrued under any Loan Document, or any commitment, underwriting or other fee, expense, compensation or any other amount payable to any member of the Bank Group under the Loan Documents shall remain unpaid or outstanding or any Bank shall have any Commitment hereunder:

Section 6.01      Financial Covenants.  The Borrower will not:

(a)           Interest Coverage Ratio.  Permit the ratio of (i) EBITDA to (ii) Interest Expense, measured as of the last day of any calendar quarter for the twelve month period then ended to be less than 2.5 to 1.0.

(b)           Debt to Capitalization Ratio.  Permit the ratio of (i) Funded Debt as of the last day of any calendar quarter to (ii) Total Capitalization for the twelve month period then ended to equal or exceed 0.6 to 1.0.

Section 6.02      Restrictions on Debt.

(a)           The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, create, incur, assume or suffer to exist, any Debt, including obligations in respect of Capital Leases, other than:

(i)           Debt of the Borrower under the Loan Documents;

(ii)          Debt of the Borrower under the Revolving Credit Agreement;

(iii)         unsecured Debt owing by the Borrower to any Consolidated Subsidiary;

(iv)         unsecured Debt owing by any Consolidated Subsidiary to the Borrower or any other Consolidated Subsidiary so long as such Debt ranks pari passu with all other Debt of such Consolidated Subsidiary;

(v)          Debt (other than Derivative Obligations) of Consolidated Subsidiaries, so long as (A) no Default or Event of Default exists on the date such Debt is incurred or would result from the incurrence of such Debt, and (B) the aggregate amount of such Debt does not exceed ten percent (10%) of Net Worth;

(vi)           Debt (other than Derivative Obligations) of the Borrower, so long as (A) such Debt is not Guaranteed by any Subsidiary of the Borrower, except to the extent permitted by paragraph (v) above, and (B) no Default or Event of Default exists on the date such Debt is incurred or would result from the incurrence of such Debt; and

(vii)           Derivative Obligations of the Borrower and its Consolidated Subsidiaries, so long as (A) no Default or Event of Default exists on the date such Derivative Obligations are incurred or would result from the incurrence thereof and (B) the aggregate amount of such Derivative Obligations does not exceed ten percent (10%) of Net Worth.

(b)           The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, create, incur, assume or suffer to exist, any Guaranties or other contingent liabilities other than (i) Guaranties by Consolidated Subsidiaries that constitute Debt permitted by Section 6.02(a)(v), (ii) Guaranties by the Borrower that constitute Debt permitted by Section 6.02(a)(vi) , (iii) other contingent liabilities in respect of Debt (including undrawn letters of credit) in an amount not exceeding $10,000,000 at any time, and (iv) contingent liabilities arising under guaranties by the Borrower or its Subsidiaries of the obligations of the Borrower’s Subsidiaries under Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the Oil Pollution Act of 1990, as amended.

(c)           The Borrower will not permit any Excluded Affiliate to create, incur, assume or suffer to exist any Debt unless the agreements evidencing or providing for such Debt contain a provision to the effect that the holders of such Debt shall have no recourse against the Borrower or any of its Consolidated Subsidiaries, or any of their respective assets, for the payment of such Debt; provided, however, that the foregoing shall not apply to any such Debt of an Excluded Affiliate that is covered by a Guaranty from the Borrower or a Consolidated Subsidiary permitted by Section 6.02(b).

Section 6.03      Restrictions on Liens.  The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, create, incur, assume or suffer to be created, assumed or incurred or to exist, any Lien upon any of their property or assets, whether now owned or hereafter acquired other than:

(a)           Liens against assets of the Borrower or a Consolidated Subsidiary securing Debt of such Person, so long as (i) the aggregate amount of all such secured Debt does not exceed $5,000,000, and (ii) such secured Debt is otherwise permitted by Section 6.02(a)(vi), in the case of the Borrower, or Section 6.02(a)(v), in the case of a Consolidated Subsidiary;

(b)           Liens imputed to Capital Leases under which a Consolidated Subsidiary is the lessee, so long as the Debt of such Consolidated Subsidiary in respect of such Capital Lease is permitted by Section 6.02(a)(v);

(c)           Liens on property of any Consolidated Subsidiary that attach concurrently with such Consolidated Subsidiary’s purchase thereof, and securing only Debt of such Consolidated Subsidiary permitted by Section 6.02(a)(v) and incurred to finance all or part of the purchase price of such property, and any extensions and renewals of such Liens so long as the Debt secured thereby is not greater than the Debt secured immediately prior to such extension and renewal and such Debt is permitted by Section 6.02(a)(v) at the time of such extension and renewal;

(d)           Liens for taxes, assessments or governmental charges or levies if the same shall at the time not be delinquent or thereafter may be paid without penalty, or the validity of which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which adequate reserves shall have been set aside on the books of the Borrower in accordance with GAAP;

(e)           carriers’, warehousemen’s and mechanics’ liens and other similar Liens which arise in the ordinary course of business, do not materially impair the use or value of its properties or assets or the conduct of its business, and secure obligations that are not yet due and payable or are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which adequate reserves shall have been set aside on the books of the Borrower in accordance with GAAP or as to which adequate bonds shall have been obtained;

(f)            pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation or to secure public or statutory obligations of the Borrower;

(g)           Liens created in favor of a Governmental Authority to secure partial, progress, advance or other contractual payments pursuant to any agreement or statute;

(h)           attachment, judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings in such manner as not to have the property subject to such Liens forfeitable;

(i)            easements, rights-of-way, reservations, exceptions, minor encroachments, restrictions and similar charges created or incurred in the ordinary course of business which in the aggregate do not materially interfere with the business operations of the Borrower and its Subsidiaries taken as a whole, and which were not incurred in connection with the borrowing of money;

(j)            Liens of financial institutions on accounts or deposits maintained therein to the extent arising by operation of law or within the documentation establishing said account to the extent same secure charges, fees and expenses owing or potentially owing to said institution; and

(k)           Liens arising from precautionary UCC financing statements regarding operating leases.

Section 6.04      Consolidated Subsidiary Dispositions.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of (i) any capital stock or other equity interests of any Consolidated Subsidiary or (ii) all or substantially all of the assets of any Consolidated Subsidiary (whether in a single transaction or series of transactions), in excess of ten percent (10%) of the Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries during any rolling twelve (12) month period, other than any such dispositions made to the Borrower or a wholly-owned Consolidated Subsidiary.

Section 6.05      Restrictions on Consolidated Subsidiary Distributions.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement restricting the ability of any Consolidated Subsidiary to (a) pay dividends or make other distributions on the capital stock or other equity interests of such Consolidated Subsidiary or (b) make loans or advances to the Borrower or any Subsidiary of the Borrower, other than this Agreement and the Revolving Credit Agreement.

Section 6.06      Mergers and Acquisitions.  The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, acquire (whether in one transaction or a series of transactions) all or substantially all of the assets of any Person or the capital stock or securities of any Person, or consolidate with or merge into any Person or permit any Person to consolidate or merge into it, unless:  (a) any business acquired in such transaction is similar or related or ancillary to the businesses engaged in by the Borrower and its Consolidated Subsidiaries on the Effective Date; (b) in the case of a merger (i) if the Borrower is a party to such merger, the Borrower is the surviving entity and the management of the Borrower shall be substantially unchanged and (ii) if a Consolidated Subsidiary is a party to such merger, the surviving entity after such merger is a Consolidated Subsidiary; and (c) immediately after giving effect and pro forma effect thereto, no Default shall exist.  The Agent shall have received (A) a certificate of a Responsible Officer of the Borrower showing satisfaction of the condition set forth in this Section 6.06, and (B) such other documents, opinions and information that the Agent or the Majority Banks may reasonably request in order to substantiate the same.

Section 6.07      Restricted Investments.

(a)           The Borrower will not, and will not permit any Consolidated Subsidiary to, make, or enter into any commitment to make, any Restricted Investment if a Default exists either before or after giving effect thereto.

(b)           The Borrower will not, and will not permit any Consolidated Subsidiary to, make, or enter into any commitment to make, or permit to exist any Restricted Investment other than Restricted Investments that do not in the aggregate exceed twenty percent (20%) of Net Worth.

(c)           The Borrower will not permit the sum (without duplication) of (i) all Restricted Investments, made by the Borrower and its Consolidated Subsidiaries, plus (ii) all commitments by the Borrower and its Consolidated Subsidiaries to make Restricted Investments, plus (iii) all Debt (other than Derivative Obligations) of Consolidated Subsidiaries, to at any time exceed thirty-five percent (35%) of Net Worth.

Section 6.08      Lines of Business.  The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly engage to a material extent in any business other than those in which it is presently engaged or that are reasonably related or ancillary thereto, or discontinue any of its existing lines of business (except in the exercise of its reasonable business judgment) or substantially alter its method of doing business.

Section 6.09      Transactions with Affiliates.  Neither the Borrower, nor any of its Consolidated Subsidiaries, will enter into any transaction with an Affiliate other than (a) transactions entered into in the ordinary course of business and upon terms no less favorable than those that the Borrower or its Consolidated Subsidiary, as applicable, could obtain in an arms length transaction with a Person that is not an Affiliate and (b) transactions between the Borrower and any of its Consolidated Subsidiaries, or between such Consolidated Subsidiaries, that do not and will not, either directly or indirectly, cause a Default.

Section 6.10      Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, at any time, declare or make, any Restricted Payment unless, immediately after giving effect to such action, no Default or Event of Default would exist; provided, any Subsidiary may pay a dividend or distribution of any type to the Borrower and such Subsidiary’s other holders (if any) on a ratable basis notwithstanding that, immediately after giving effect such action, a Default or Event of Default would exist.

ARTICLE VII.
DEFAULT

Section 7.01      Events of Default.  From and after the Closing Date, if any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)           the Borrower shall fail to pay when due any installment of principal of the Loans; or

(b)           (i) the Borrower shall fail to pay any interest on any Loan or any arrangement fee, commitment fee, underwriting fee, administration fee, commission, expense, compensation, reimbursement or other amount when due, or (ii) any Person (other than a Credit Party) shall fail to pay any amount payable by such Person hereunder or under any other Loan Document or other agreement or security document contemplated by or delivered pursuant to or in connection with this Agreement when due, and, in either event, such failure shall continue for five (5) Business Days; or

(c)           the Borrower shall fail to perform any term, covenant or agreement contained in ARTICLE VI or Section 5.01(e) of this Agreement; or

(d)           the Borrower shall fail to perform any term, covenant or agreement contained in this Agreement (other than those referenced in subsections (a), (b) and (c) of this Section 7.01) and such failure shall not have been remedied within thirty (30) days after the earlier of (i) notice thereof from the Agent to the Borrower or (ii) discovery thereof by the Borrower; or

(e)           any Person (other than a Credit Party) shall fail to perform any term, covenant or agreement contained in any Loan Document (other than those referenced in subsections (a), (b), (c) and (d) of this Section 7.01) to which it is a party and such failure shall not have been remedied within thirty (30) days after the earlier of (i) notice thereof from the Agent to the Borrower or (ii) discovery thereof by the Borrower; or

(f)           any representation or warranty made by any Person (other than a member of the Bank Group), or any such Person’s officers, in any Loan Document to which it is a party or in any certificate, agreement, instrument or statement contemplated by or delivered pursuant to, or in connection with, any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(g)           the Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the amounts referred to in subsections (a) and (b) of this Section 7.01) owing by such Person that constitutes Material Debt as of the date of such default, or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or (ii) fail to perform any term, covenant or condition on its part to be performed under any agreement or instrument evidencing, securing or relating to any such Debt, when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the holder or holders of such Debt to accelerate, the maturity of such Debt; or

(h)           any Loan Document shall (other than with the consent of the Banks required pursuant to Section 9.02), at any time after its execution and delivery and for any reason, cease to be in full force and effect (except for such provisions that the Banks required to give consent pursuant to Section 9.02 determine are not material either individually or in the aggregate), or shall be declared to be null and void, or the validity or enforceability thereof shall be contested in writing by any Person party to the Loan Documents (other than a Credit Party) or any such Person shall deny in writing that it has any or further liability or obligation under any Loan Document; or

(i)           any Reportable Event that might constitute grounds for the termination of any Plan, or for the appointment by an appropriate United States district court of a trustee to administer any Plan, shall have occurred and be continuing for at least thirty (30) days, or any Plan shall be terminated, or a trustee shall be appointed by an appropriate United States district court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and, in any such event, the then-current value of such Plan’s benefits guaranteed under Title IV of ERISA at the time shall exceed by more than $30,000,000 the then-current value of such Plan’s assets allocable to such benefits at such time; or

(j)           the Borrower or any of its Subsidiaries shall be adjudicated insolvent, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by any such Person seeking to adjudicate it insolvent, seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, liquidator, conservator or other similar official for it or for any substantial part of its property, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any of the actions set forth above in this Section 7.01(j); or

(k)           any proceeding of the type referred to in Section 7.01(j) is filed, or any such proceeding is commenced against the Borrower or any of its Subsidiaries or any such Person by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the bankruptcy law of the United States, or an order, judgment or decree is entered appointing a trustee, receiver, custodian, liquidator, conservator or similar official or adjudicating any such Person insolvent, or approving the petition in any such proceedings, and such order, judgment or decree remains in effect for sixty (60) days; or

(l)            a final judgment or order for the payment of money in excess of $30,000,000 (net of acknowledged, uncontested insurance coverage from a financially sound, responsible and reputable insurance company or association) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) a stay of enforcement of such judgment or order by reason of a pending appeal or otherwise, shall not be in effect for any period of thirty (30) consecutive days; or

(m)           a Change of Control occurs with respect to the Borrower;

then, (i) upon the occurrence of any Event of Default described in Section 7.01(j) or Section 7.01(k), (A) the Commitments shall automatically terminate and (B) the entire unpaid principal amount of all Loans, all interest accrued and unpaid thereon, and all other amounts payable by the Borrower or any other Person under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable, without presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower and each other Person, and (ii) upon the occurrence and during the continuance of any Event of Default, the Agent may, and upon the direction of the Majority Banks shall, (A) by notice to the Borrower declare the Commitments to be terminated, whereupon the same shall forthwith terminate and (B) by notice to the Borrower declare the entire unpaid principal amount of all Loans, all interest accrued and unpaid thereon, and all other amounts payable by the Borrower or any other Person under this Agreement, the Notes and the other Loan Documents, to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower and each other Person and (C) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents and applicable law.

Section 7.02      Setoff in Event of Default.  Upon the occurrence and during the continuance of any Event of Default, each member of the Bank Group is hereby authorized, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by applicable law, to setoff and apply any and all deposits at any time held and other indebtedness at any time owing by such member of the Bank Group (or any branch, Subsidiary or Affiliate of such member of the Bank Group) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower or any other Person, now or hereafter existing under this Agreement, the Notes or the other Loan Documents, irrespective of whether or not such member of the Bank Group shall have made any demand for satisfaction of such obligations and although such obligations may be unmatured. Any member of the Bank Group exercising such right agrees to notify the Borrower promptly after any such setoff and application made by such Person; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Bank Group under this Section 7.02 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank Group may have hereunder or under any applicable law.

Section 7.03      No Waiver; Remedies.  No failure on the part of any member of the Bank Group to exercise, or any delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided in any of the other Loan Documents or by applicable law.

ARTICLE VIII.
THE AGENT

Section 8.01      Authorization and Action.  Each Bank hereby appoints and authorizes the Agent to take such action in such capacity on such Bank’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes or of amounts owing under the other Loan Documents), the Agent shall not be required to exercise any discretion or take any action, but such Person shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and any other holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent is hereby expressly authorized on behalf of the other members of the Bank Group, (a) to receive on behalf of each of the other members of the Bank Group any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and promptly to distribute to each other member of the Bank Group its proper share of all payments so received; (b) to give notice within a reasonable time on behalf of each other member of the Bank Group to the Borrower of any Default of which the Agent has actual knowledge as provided in Section 8.08; (c) to distribute to the other members of the Bank Group copies of all notices, agreements and other material as provided for in this Agreement as received by the Agent; and (d) to distribute to the Borrower any and all requests, demands and approvals received by the Agent from any other member of the Bank Group. Nothing herein contained shall be construed to constitute the Agent as a trustee for any holder of the Notes or of a participation therein, nor to impose on the Agent any duties or obligations other than those expressly provided for in the Loan Documents.

Section 8.02      Reliance, Etc.  The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for such acts or omissions of such Person constituting gross negligence or willful misconduct on the part of such Person (IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT THE AGENT AND ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL HAVE NO LIABILITY FOR ACTIONS AND OMISSIONS HEREUNDER RESULTING THAT CONSTITUTE ORDINARY NEGLIGENCE, WHETHER SOLE OR CONTRIBUTORY OR RESULT IN STRICT LIABILITY).  Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Bank which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.02, and the Agent notifies such Person thereof; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Borrower or any other Person; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document, any collateral provided for therein, or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties. The Agent and its directors, officers, employees or agents shall not have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Bank of any of its obligations hereunder or to any Bank on account of the failure of or delay in performance or breach by any other Bank or the Borrower of any of their respective obligations hereunder or in connection herewith.

Section 8.03      Wells Fargo and Affiliates.  Without limiting the right of any other Bank to engage in any business transactions with the Borrower or any of its Affiliates, with respect to its Commitment, the Loans made by it, the Note issued to it, and its interest in the Loan Documents, Wells Fargo shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include Wells Fargo in its individual capacity. Wells Fargo, or any of its Affiliates, may be engaged in, or may hereafter engage in, one or more loan, letter of credit, leasing or other financing activities not the subject of the Loan Documents (such financing activities of Wells Fargo being, collectively, the “Other Financings”) with the Borrower or any of its Affiliates, or may act as trustee on behalf of, or depositary for, or otherwise engage in other business transactions with the Borrower or any of its Affiliates (all Other Financings and other such business transactions of Wells Fargo being, collectively, the “Other Activities”) with no responsibility to account therefor to the Banks. Without limiting the rights and remedies of the Banks specifically set forth in the Loan Documents, no other Bank shall have any interest in (a) any Other Activities, (b) any present or future guarantee by or for the account of the Borrower not contemplated or included in the Loan Documents, (c) any present or future offset exercised by the Agent in respect of any such Other Activities, (d) any present or future property taken as security for any such Other Activities or (e) any property now or hereafter in the possession or control of the Agent which may be or become security for the obligations of the Borrower under the Loan Documents by reason of the general description of indebtedness secured, or of property, contained in any other agreements, documents or instruments related to such Other Activities; provided, however, that if any payment in respect of such guarantees or such property or the proceeds thereof shall be applied to reduction of the obligations evidenced hereunder and by the Notes, then each Bank shall be entitled to share in such application according to its pro rata portion of such obligations.

Section 8.04      Bank Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon any other member of the Bank Group and based on the financial statements referred to in Section 4.06 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon any other member of the Bank Group and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.05      Indemnification.  The Banks severally agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents, provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE AGENT SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF SUCH PERSON.  The Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith or take any action toward the execution or enforcement of the agencies hereby created, or to prosecute or defend any suit in respect of this Agreement or the Loan Documents or any collateral security, unless indemnified to its satisfaction by the holders of the Notes against loss, cost, liability, and expense.  If any indemnity furnished to the Agent for any purpose is, in the opinion of the Agent insufficient or becomes impaired, the Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.  Without limitation of the foregoing, each Bank severally agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

Section 8.06      Employees of the Agent, Etc.  The Agent may execute any of its Agent duties under this Agreement, the other Loan Documents and any instrument, agreement or document executed, issued or delivered pursuant hereto or thereto or in connection herewith or therewith, by or through employees, agents and attorneys-in-fact, and shall not be answerable for the default or misconduct of any such employee, agent or attorney-in-fact selected by it with reasonable care.  The Agent may, and upon the written instruction of the Majority Banks shall, enforce on behalf of the Banks any claims which the Agent and/or the Banks may have against any such employee, agent or attorney-in-fact, and any recovery therefrom shall be applied for the pro rata benefit of the Banks.

Section 8.07      Successor Agent.  The Agent may resign at any time by giving written notice thereof to the other members of the Bank Group and the Borrower and may be removed at any time with or without cause by the Majority Banks.  Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent with, so long as no Event of Default exists, the consent of the Borrower.  If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement, subject to the requirement that such retiring Agent will execute such documents and take such actions as may be necessary or desirable to cause the successor Agent to be vested with all such rights, powers, privileges and duties. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  All costs and expenses incurred by the Bank Group in connection with any amendments or other documentation required by this Section 8.07 shall be paid by the Borrower pursuant to Section 9.04 hereof.

Section 8.08      Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Agent shall have received notice from a Bank or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default” or “notice of event of default,” as applicable.  If the Agent receives such a notice from the Borrower, the Agent shall give notice thereof to the other members of the Bank Group and, if such notice is received from a Bank, the Agent shall give notice thereof to the other members of the Bank Group and the Borrower.  The Agent shall be entitled to take action or refrain from taking action with respect to such Default as provided in this ARTICLE VIII.

Section 8.09      Execution of Loan Documents.  Each member of the Bank Group hereby authorizes and directs the Agent to execute and deliver each Loan Document (including, without limitation, those specified in Section 3.01) to be executed by the Agent on or about the Effective Date pursuant to the terms of this Agreement and the other Loan Documents.

Section 8.10      Duties of Syndication Agent and Documentation Agent.  Neither the Syndication Agent nor the Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such.  Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank.  Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking action hereunder.

ARTICLE IX.
MISCELLANEOUS

Section 9.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, or consent to any departure by any Person herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) increase the Commitment of any Bank or subject a Bank to any additional obligations without the written consent of such Bank, (b) reduce the principal of, or interest on, the Loan or any fees or other amounts payable hereunder, without the written consent of each Bank directly adversely affected thereby, (c) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, without the written consent of each Bank directly adversely affected thereby, (d) release the Borrower or any other Person from its payment obligations to the Bank Group, regardless of whether such obligations are those of a primary obligor, a guarantor or surety, or otherwise, without the consent of each Bank, (e) take action which expressly requires the signing of all the Banks pursuant to the terms of this Agreement, without the consent of each Bank, (f) change the Commitment Percentages or the aggregate unpaid principal amount of the Loans, or the number of Banks, as the case may be, required for the Agent or the Banks or any of them to take any action under this Agreement or amend the definition of Majority Banks, without the consent of each Bank, (g) change any provisions of Section 2.16(a) or the definition of “Defaulting Bank”, without the written consent of each Bank or (h) amend ARTICLE II, without the written consent of each Bank directly adversely affected thereby, or this Section 9.01, without the consent of each Bank; provided, further, that no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document without the prior written consent of the Agent. No notice to or demand on Borrower or any other Person in any case shall entitle them to any other or further notice or demand in similar or other circumstances.  Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than any Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank and (ii) if the Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Banks within five Business Days following the posting of such amendment to the Banks.  Notwithstanding the foregoing, this Credit Agreement may be amended (A) until the earlier of 90 days after the Closing Date and the completion of a Successful Syndication (as defined in the Commitment Parties Fee Letter), by the Agent (after consultation with the Borrower) without the consent of the Borrower or any other Person to implement the changes contemplated by the “market flex” provisions of the Commitment Parties Fee Letter so long as such amendments are not adverse to any Bank and (B) by the Borrower, each Bank or Eligible Assignee agreeing to provide an Incremental Term Loan Commitment, and the Agent as set forth in Section 2.15(c).

Section 9.02      Participation Agreements and Assignments.

(a)           Subject to Section 9.02(b), each Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note held by it) and the other Loan Documents by executing an Assignment and Acceptance substantially in the form of Exhibit 9.02 (an “Assignment and Acceptance”); provided, that (A) no such assignment shall be made unless such assignment and assignee have been approved by the Agent and, so long as no Default exists, the Borrower, such approvals not to be unreasonably withheld or delayed, provided that such approval of the Borrower and the Agent shall not be required if the assignee is a Bank, an Affiliate of a Bank or an Approved Fund, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received written notice thereof, (B) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assignor under this Agreement and the other Loan Documents, and no assignment shall be made unless it covers a pro rata share of all rights and obligations of such assignor under this Agreement and the other Loan Documents, (C) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall, unless otherwise agreed to by the Agent, in no event be less than $1,000,000 and shall be an integral multiple of $1,000,000, (D) each such assignment shall be to an Eligible Assignee, (E) with respect to an assignment by an Initial Bank prior to the Closing Date, (i) without the prior written consent of the Borrower (not to be unreasonably withheld or delayed), such Initial Bank shall not be relieved or novated from its initial Commitment under the Debt Commitment Letter until the funding of the Term Loans on the Closing Date and (ii) unless the Borrower agrees in writing, such Initial Bank shall retain exclusive control until the making of the Term Loans on the Closing Date to grant or approve any consents, modifications, supplements or amendments hereunder or under any other Loan Document, and (F) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (defined below), an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $5,000.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank under the Loan Documents and (2) the assigning Bank thereunder shall, to the extent that rights and obligations under the Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(b)           In the event any Bank desires to transfer all or any portion of its rights and obligations under the Loan Documents to any Person other than an Affiliate of such Bank, it shall give the Borrower and the Agent prior written notice of the identity of such transferee and the terms and conditions of such transfer (a “Transfer Notice”).  So long as no Default has occurred and is continuing, the Borrower may, no later than ten (10) days following receipt of such Transfer Notice, designate an alternative transferee and such Bank shall thereupon be obligated to sell the interests specified in such Transfer Notice to such alternative transferee, subject to the following: (A) such transfer shall be made on the same terms and conditions outlined in such Transfer Notice, (B) such transfer shall otherwise comply with the terms and conditions of the Loan Documents (including Section 9.02(a)), and (C) such alternative transferee must be an Eligible Assignee approved by the Agent.  If the Borrower shall fail to designate an alternative transferee within such ten (10) day period, such Bank shall, subject to compliance with the other terms and provisions hereof, be free to consummate the transfer described in such Transfer Notice.

(c)           By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 4.06 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any member of the Bank Group (including such assigning Bank) and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank.

(d)           The Agent shall maintain at its address referred to in Section 9.03 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each member of the Bank Group may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any member of the Bank Group at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit 9.02 and satisfies all other requirements set forth in this Section 9.02, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other members of the Bank Group. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Note, a new Note to the order of such Eligible Assignee in an amount corresponding to the Commitment assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount corresponding to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form prescribed by Section 2.03 hereto.

(f)           Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) and the other Loan Documents shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and the participating banks or other entities shall not be considered a “Bank” for purposes of the Loan Documents, (iii) the participating banks or other entities shall be entitled to the cost protection provisions contained in Section 2.10 through Section 2.13 and the rights of setoff contained in Section 7.02, in each case to the same extent that the Bank from which such participating bank or other entity acquired its participation would be entitled to the benefit of such cost protection provisions and rights of setoff, (iv) the Borrower and the other members of the Bank Group shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents, and such Bank shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to the amounts of any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of principal or interest on the Loans), and (v) no participation may be sold to a natural person, the Borrower or any of Borrower’s Affiliates or Subsidiaries.

(g)           Anything in this Section 9.02 to the contrary notwithstanding, any Bank may at any time, without the consent of the Borrower or the Agent, assign and pledge all or any portion of its Commitment and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Bank from its obligations hereunder.

(h)           Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Borrower received from such Bank.

(i)           In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment (but not including the Borrower) shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Agent or any Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Section 9.03      Notices; Electronic Communication.

(a)           Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.03(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)            if to the Borrower:

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas  77007
Attention:  Chief Financial Officer
Telephone:  (713) 435-1432
Facsimile:  (713) 435-1010

(ii)           If to the Agent or any Bank, to it at its address (or telecopier number) set forth on Schedule 2.01.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 9.03(b) shall be effective as provided in Section 9.03(b).

(b)           Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication including e-mail or by posting such notices or communications on internet or intranet websites such as SyndTrak or a substantially similar electronic transmission system (the “Platform”) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to ARTICLE II if such Bank has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby except to the extent caused by any Agent Party’s gross negligence or willful misconduct.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any such communications or the Platform.  In no event shall the Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Agent and its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of any notices or communications through the Platform other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c)           Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Bank need not give notice of any such change to the other Banks in their capacities as such).

Section 9.04      Costs and Expenses.  The Borrower agrees to pay on demand (a) all reasonable and documented out-of-pocket costs and expenses of the Lead Arrangers and the Agent incurred in connection with the preparation, execution, delivery, filing, administration and recording of the Loan Documents and any other agreements or security documents delivered in connection with or pursuant to any of the Loan Documents and the syndication of this Agreement both before and after the Closing Date, including, without limitation, the reasonable fees and out-of-pocket expenses of Robinson, Bradshaw & Hinson, P.A., special counsel to the Agent, and local or regulatory counsel who may be retained by such special counsel (and such other counsel who shall be engaged if the Agent or any Lead Arranger determines their representation of all such parties would create an actual or potential conflict of interest), with respect thereto, and (b) all reasonable costs and expenses of the Lead Arrangers and the Agent and during the existence of an Event of Default any Bank, incurred in connection with the enforcement of the Loan Documents and any other agreements or security documents executed in connection with or pursuant to any of the Loan Documents, including, but not limited to, the reasonable fees and out-of-pocket expenses of one counsel to the Lead Arrangers, the Agent and the Banks, and local or regulatory counsel who may be retained by such counsel (and such other counsel who shall be engaged if the Agent, any Lead Arranger or any Bank determines their representation of all such parties would create an actual or potential conflict of interest), with respect thereto, and the costs and expenses in connection with the custody, preservation, use or operation of, or the sale of, or collection from, or other realization upon the sale of, or collection from, or other realization upon any collateral covered by any of the Loan Documents or any other documents executed in connection with or pursuant to any of the Loan Documents; provided, that the provisions of this clause (b) of this Section 9.04 shall only apply to the Lead Arrangers with respect to the enforcement or realization of any rights or remedies under the Commitment Parties Fee Letter.  The agreements of Borrower contained in this Section 9.04 shall survive the termination of the Commitments and the payment of all other amounts owing hereunder or under any of the other Loan Documents.

Section 9.05      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Banks and their respective successors and permitted assigns, except that the Borrower may not assign or transfer its rights hereunder without the prior written consent of the Banks.

Section 9.06      Independence of Covenants.  All covenants contained in the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 9.07      Survival of Representations and Warranties.  All representations and warranties contained in this Agreement and the other Loan Documents or made in writing by the Borrower in connection herewith or therewith, shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents and the repayment of the Loans.  Any investigation by any member of the Bank Group shall not diminish in any respect whatsoever its right to rely on such representations and warranties.

Section 9.08      Separability.  Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties hereto, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

Section 9.09      Captions.  The captions in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

Section 9.10      Limitation by Law.  All provisions of this Agreement and the other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or any other Loan Document invalid or unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 9.11      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

Section 9.12      Governing Law.  This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules) and applicable federal law; provided, however, notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement, the Notes or the other Loan Documents shall be deemed to constitute a waiver of any rights which any Bank may have under federal legislation relating to the rate of interest which such Bank may contract for, take, reserve, receive or charge in respect of any Debt owing to such Bank hereunder.

Section 9.13      Limitation on Interest.  Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate.  Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, if the maturity of the Notes or the obligations in respect of the other Loan Documents are accelerated for any reason, or in the event of prepayment of all or any portion of the Notes or the obligations in respect of the other Loan Documents by the Borrower or in any other event, earned interest on the Loans and such other obligations of the Borrower may never exceed the maximum amount permitted by applicable law, and any unearned interest otherwise payable under the Notes or the obligations in respect of the other Loan Documents that is in excess of the maximum amount permitted by applicable law shall be cancelled automatically as of the date of such acceleration or prepayment or other such event and, if theretofore paid, shall be credited on the principal of the Notes or, if the principal of the Notes has been paid in full, refunded to the Borrower.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Banks shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with the Loan Documents.

Section 9.14      Indemnification.  The Borrower agrees to indemnify, defend and hold each member of the Bank Group, as well as their respective officers, employees, agents, Affiliates, directors and shareholders (collectively, “Indemnified Persons”) harmless from and against any and all loss, liability, damage, judgment, claim, deficiency or reasonable expense (including interest, penalties, amounts paid in settlement and reasonable attorneys’ fees of one counsel and, if necessary, local counsel and regulatory counsel to all such Indemnified Persons, taken as a whole, unless any Indemnified Person determines representation of all Indemnified Persons would constitute an actual or potential conflict of interest) incurred by or asserted against any Indemnified Person arising out of, in any way connected with, or as a result of (i) the execution and delivery of this Agreement and the other documents contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder (including but not limited to the making of the Loans by each Bank) and consummation of the transactions contemplated hereby and thereby, (ii) the actual or proposed use of the proceeds of the Loans, (iii) the consummation of the Transactions, (iv) any violation by the Borrower or any of its Subsidiaries of any Requirement of Law, including but not limited to Environmental Laws, (v) any Indemnified Person being deemed an operator of any real or personal property of the Borrower or any of its Subsidiaries in circumstances in which no Indemnified Person is generally operating or generally exercising control over such property, to the extent such losses, liabilities, damages, judgments, claims, deficiencies or expenses arise out of or result from any Hazardous Materials located in, on or under such property or (vi) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Person is a party thereto; provided that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or willful violation of the Loan Documents by, such Indemnified Person.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, IT IS THE EXPRESS INTENTION OF THE BORROWER THAT EACH INDEMNIFIED PERSON SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DEFICIENCIES, JUDGMENTS OR REASONABLE EXPENSES ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF SUCH INDEMNIFIED PERSON.  Each Indemnified Person will attempt to consult with the Borrower prior to entering into any settlement of any lawsuit or proceeding that could give rise to a claim for indemnity under this Section 9.14, although nothing herein shall give the Borrower the right to direct or control any such settlement negotiations or any related lawsuit or proceeding on behalf of such Indemnified Party.  The obligations of the Borrower under this Section 9.14 shall survive the termination of this Agreement.

Section 9.15      Waiver of Consequential Damages, Etc.  To the maximum extent permitted by applicable law, each party to this Agreement agrees that it shall not assert, and hereby waives, any right or claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated by this Agreement or any other Loan Document, any Loan or the use of the proceeds thereof or the Transactions.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of, or willful violation of the Loan Documents by, such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Section 9.16      Submission to Jurisdiction.  The Borrower hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York sitting in the City and County of New York and the United States District Court for the Southern District of New York and appellate courts therefrom over any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrower irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court; provided, however, nothing in this Section 9.16 is intended to waive the right of any member of the Bank Group to remove any such action or proceeding commenced in any such New York state court to an appropriate New York federal court to the extent the basis for such removal exists under applicable law.  The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address specified herein.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 9.16 shall affect the right of any member of the Bank Group to serve legal process in any other manner permitted by law or affect the right of any member of the Bank Group to bring any action or proceeding against the Borrower, or its properties, in the courts of any other jurisdiction.

Section 9.17       WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE BANK GROUP IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 9.18      Final Agreement of the Parties.  This Agreement, the other Loan Documents and the Debt Commitment Letter represent the entire agreement of the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents

Section 9.19      Patriot Act.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

Section 9.20      Term of Agreement.  If the Termination Date shall occur for any reason other than the occurrence of the Closing Date, then upon receipt of the payment in full in cash by the Bank Group and the Lead Arrangers of all outstanding obligations then due and payable under the Loan Documents (other than contingent and indemnification obligations not then due and payable), this Agreement shall automatically terminate.  Notwithstanding the foregoing, no termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement or any other Loan Document (including for the avoidance of doubt, paragraph 2 of the Commitment Parties Fee Letter) which survives such termination.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER

KIRBY CORPORATION

By:	/s/ Renato Castro
Name:	Renato Castro
Title:	Treasurer

Signature Page to Credit Agreement

BANKS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Bank

By:	/s/ Warren R. Ross
Name:	Warren R. Ross
Title:	Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as Syndication Agent and as a Bank

By:	/s/ David McCauley
Name:	David McCauley
Title:	Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Documentation Agent and as a Bank

By:	/s/ Robert L. Mendoza
Name:	Robert L. Mendoza
Title:	Vice President

Signature Page to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Senior Managing Agent and as a Bank

By:	/s/ D. Barnell
Name:	D. Barnell
Title:	Authorized Signatory

Signature Page to Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as Senior Managing Agent and as a Bank

By:	/s/ Brian R. Jones
Name:	Brian R. Jones
Title:	Vice President

Signature Page to Credit Agreement

COMPASS BANK, as a Bank

By:	/s/ Collis Sanders
Name:	Collis Sanders
Title:	Executive Vice President

Signature Page to Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Bank

By:	/s/ Eric Stoerr
Name:	Eric Stoerr
Title:	Authorised Signatory

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Edward B. Hanson
Name:	Edward B. Hanson
Title:	Vice President

Signature Page to Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Mark Wayne
Name:	Mark Wayne
Title:	Senior Vice President

Signature Page to Credit Agreement

BOKF, NA, DBA BANK OF TEXAS, as a Bank

By:	/s/ Marian Livingston
Name:	Marian Livingston
Title:	Senior Vice President

Signature Page to Credit Agreement

COMERICA BANK, as a Bank

By:	/s/ L.J. Perenyi
Name:	L.J. Perenyi
Title:	Vice President

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ James A. Gelle
Name:	James A. Gelle
Title:	Vice President

Signature Page to Credit Agreement

MIZUHO CORPORATE BANK (USA), as a Bank

By:	/s/ Robert Gallagher
Name:	Robert Gallagher
Title:	Senior Vice President

Signature Page to Credit Agreement

THE NORTHERN TRUST COMPANY, as a Bank

By:	/s/ Keith L. Burson
Name:	Keith L. Burson
Title:	Vice President

Signature Page to Credit Agreement

ROYAL BANK OF CANADA, as a Bank

By:	/s/ James F. Disher
Name:	James F. Disher
Title:	Authorized Signatory

Signature Page to Credit Agreement

ANNEX A
DEFINITIONS

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition of the Company by the Borrower pursuant to the Merger Agreement.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Net Income” means, for any period, Net Income for such period, less, to the extent otherwise included in such Net Income (a) any gain arising from the sale of capital assets of the Borrower and its Consolidated Subsidiaries; (b) any gain arising from any write-up of assets of the Borrower and its Consolidated Subsidiaries; (c) earnings of any other Person, substantially all of the assets of which have been acquired by the Borrower or any of its Consolidated Subsidiaries in any manner, to the extent that such earnings were realized by such other Person prior to the date of such acquisition; (d) net earnings of any Person (other than a Consolidated Subsidiary) in which the Borrower or any of its Consolidated Subsidiaries has an ownership interest, except for the portion of such net earnings that have been distributed to the Borrower or a Consolidated Subsidiary; (e) the earnings of any Person to which assets of the Borrower or any of its Consolidated Subsidiaries shall have been sold, transferred or disposed of, to the extent that such earnings arise after the date of such transaction; (f) the earnings of any Person into which the Borrower or any of its Consolidated Subsidiaries shall have merged, to the extent that such earnings arise prior to the date of such merger; (g) any gain arising from the acquisition of any securities of the Borrower or any of its Consolidated Subsidiaries; and (h) the taxes, if any, included in the calculation of the consolidated net earnings, if any, described in clauses (a) through (g); plus, to the extent not otherwise included in such Net Income, (x) any loss arising from the sale of capital assets of the Borrower and its Consolidated Subsidiaries and (y) all distributions, other than returns of capital, which have been made to the Borrower or a Consolidated Subsidiary by any Person, other than a Consolidated Subsidiary, in which Borrower or any of its Consolidated Subsidiaries has an ownership interest.

“Administrative Agent Fee Letter” means the fee letter agreement entered into as of March 12, 2011 between the Borrower and Wells Fargo.

“Affected Bank” has the meaning specified in Section 2.14.

“Affected Interests” has the meaning specified in Section 2.14.

“Affiliate” means, when used with respect to any Person, (a) any other Person (including any member of the immediate family of any such natural person) who directly or indirectly beneficially owns or controls five percent (5%) or more of the total voting power of shares of capital stock of such Person having the right to vote for directors (or other individuals performing similar functions) under ordinary circumstances, (b) any Person controlling, controlled by or under common control with any such Person (within the meaning of Rule 405 under the Securities Act of 1933) and (c) any director or executive officer of such Person.

Annex A - Page 1

“Agent” has the meaning specified in the introduction to this Agreement.

“Agent Parties” has the meaning specified in Section 9.03(b).

“Agreement” means this Credit Agreement, as the same may from time to time be amended, supplemented or modified and in effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurodollar Rate that would be calculated as of such day in respect of a proposed Eurodollar Borrowing with an Interest Period of one month plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Applicable Margin” has the meaning specified in Section 2.06(c).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank or (iii) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignment and Acceptance” has the meaning specified in Section 9.02(a).

“Bank Group” means, collectively, the Agent and the Banks.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental agreements made by such Person.

“Banks” mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Term Loan Amendment.  Unless the context shall otherwise require, the term “Bank” shall include Banks holding Loans or Commitments of either Class.

Annex A - Page 2

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the introduction to this Agreement.

“Borrowing” means a group of Loans of a single Type and Class made by the Banks, or converted into or continued as such, as applicable, on a single date and as to which a single Interest Period is in effect.

“Borrowing Date” means, (a) with respect to the Term Loan, the Closing Date and (b) with respect to the funding of any Incremental Term Loan, the date on which the proceeds of such Borrowing are to be made available to the Borrower, in each case which shall be a Business Day.

“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit 2.02(a).

“Business Day” means a day of the year on which banks are not required or authorized to close in Houston, Texas and, if the applicable Business Day relates to any Eurodollar Loans, on which dealings in dollar deposits are carried on in the London interbank market.

“Capital Lease” means, as to any Person, any lease or rental agreement in respect of which such Person’s obligations as lessee under such lease or rental agreement, constitute obligations which shall have been or should be, in accordance with GAAP, capitalized on the balance sheet of such Person.

“Change of Control” means any of (a) the acquisition by any Person or two or more Persons (excluding underwriters in the course of their distribution of voting stock in an underwritten public offering) acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 35% or more of the outstanding shares of voting stock of the Borrower, (b) 50% or more of the members of the Board of Directors of the Borrower on any date shall not have been (i) members of the Board of Directors of the Borrower on the date 12 months prior to such date or (ii) approved by Persons who constitute at least a majority of the members of the Board of Directors of the Borrower as constituted on the date 12 months prior to such date, (c) all or substantially all of the assets of the Borrower are sold in a single transaction or series or related transactions to any Person or (d) the Borrower merges or consolidates with or into any other Person, with the effect that immediately after such transaction the stockholders of the Borrower immediately prior to such transaction hold less than 65% of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Annex A - Page 3

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or an Incremental Term Loan Commitment.

“Closing Date” means the date on which the Loans are funded by the Banks and the Acquisition is consummated.

“Commitment” means as to any Bank, such Bank’s Term Loan Commitment and Incremental Term Loan Commitment.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Parties Fee Letter” means the fee letter agreement entered into as of March 12, 2011 among the Borrower, Wells Fargo, Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

“Commitment Percentage” means, as to any Bank, a percentage determined pursuant to the following formula: (C ÷ T) × 100 = CP; where C is such Bank’s Commitment (without giving effect to any termination of the Commitments pursuant to Section 7.01), T is the Total Commitment (without giving effect to any termination of the Commitments pursuant to Section 7.01) and CP is such percentage; provided that in the case of Section 2.16(a) when a Defaulting Bank shall exist, T shall exclude any Defaulting Bank’s Commitment. If the Commitments have terminated or expired, the Commitment Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Bank at the time of determination.

“Company” means K-Sea Transportation Partners L.P., a Delaware limited partnership.

“Company Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and its subsidiaries taken as a whole; provided, however, that no change, event, violation, development, circumstance, effect or other matter that results from the following, shall constitute a Company Material Adverse Effect: (1) changes in conditions in the United States or global economy that do not have a materially disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industry in which the Company and its Subsidiaries operate; (2) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, which did not have a disproportionate impact on the Company; (3) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes; (4) the announcement or pendency of the Merger Agreement and the transactions contemplated by the Merger Agreement; (5) the existence or occurrence of war, acts of war, terrorism or similar hostilities; and (6) a decrease in the market price of the Common Units (as defined in the Merger Agreement); provided, however, that the exception in this clause (6) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease on market price has resulted in, or contributed to, a Company Material Adverse Effect; provided, further, that the following matters shall be deemed to constitute a Company Material Adverse Effect: (x) repeal of the Shipping Act of 1916, as amended (46 U.S.C. Section 802), and (y) any suspension or debarment rendering the Company or any of its Subsidiaries ineligible to enter into contracts with the federal government or as a subcontractor to the federal government.

Annex A - Page 4

“Consolidated Subsidiary” means, as of any date, any Subsidiary of the Borrower that, in accordance with GAAP, would be included in the consolidated financial statements of the Borrower prepared as of such date.

“Credit Party” means the Agent or any other Bank.

“Current Liabilities” means, as of any date, all liabilities (including, without limitation, accounts payable incurred for services rendered and property purchased in the ordinary course of business) which would be reflected as current liabilities on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP consistently applied, but excluding current maturities of Funded Debt of the Borrower and its Consolidated Subsidiaries as of such date.

“Debt” of any Person shall mean, without duplication: (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person’s business that have been outstanding less than ninety (90) days since the date of the related invoice, (e) the present value (discounted at the implicit rate, if known, or ten percent (10%) per annum otherwise) of all Capital Leases of such Person, (f) any Derivative Obligations of such Person, (g) any reimbursement obligations of such Person in respect of drawings under a letter of credit or similar instrument, and (h) any indebtedness or obligations of others of the type described in clauses (a) through (g) that is Guaranteed by such Person or secured by a Lien on any asset of such Person.

“Debt Commitment Letter” means the commitment letter agreement dated March 12, 2011 among the Lead Arrangers, the Initial Banks and the Borrower.

“Debt Retirement” means the retirement of certain indebtedness of the Company and its Subsidiaries existing as of the Closing Date.

“Default” means an Event of Default or an event which with the giving of notice or the lapse of time or both could, unless cured or waived, become an Event of Default.

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“Defaulting Bank” means any Bank that has (a) failed within two Business Days of the date required to be funded or paid, to fund any portion of its Loans or pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of a failure to fund any portion of its Loans, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding under this Agreement (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower or any Credit Party in writing or has made a public statement to the effect that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent to funding under this Agreement (specifically identified and including the particular default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent or (d) become, or has a direct or indirect parent company that has become, the subject of a Bankruptcy Event.

“Derivative Obligations” means, with respect to any Person, payment obligations with respect to foreign exchange transactions and interest rate, currency and commodity swaps, caps, floors, collars, forward sale contracts, other similar obligations and combinations of the foregoing (collectively, “swaps”). For the purposes of this Agreement, the amount of any Derivative Obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that all swaps had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to any such swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Documentation Agent” has the meaning specified in the introduction to this Agreement.

“Dollars” and “$” each means lawful money of the United States.

“EBITDA” means Adjusted Net Income plus, to the extent same caused a reduction in Adjusted Net Income, Interest Expense, depreciation, amortization and income tax expense.

“Effective Date” means the date on which the conditions to effectiveness set forth in Section 3.01 to this Agreement are first satisfied.

“Eligible Assignee” means (a) any Bank or any Affiliate of any Bank; (b) an Approved Fund, (c) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000 and having deposits rated in either of the two highest generic letter rating categories (without regard to subcategories) from either S&P or Moody’s; (d) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (e) the central bank of any country which is a member of the OECD; and (f) any other financial institution approved by the Agent; provided, that in no event shall an Eligible Assignee include a Defaulting Bank or the Borrower or any Subsidiary or Affiliate of either such Person.

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“Environmental Laws” means federal, state or local laws, rules or regulations, and any judicial, arbitral or administrative interpretations thereof, including, without limitation, any judicial, arbitral or administrative order, judgment, permit, approval, decision or determination pertaining to health, safety or the environment in effect at the time in question, including, without limitation, the Clean Air Act, as amended, the Oil Pollution Act of 1990, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, comparable state and local laws, and other environmental conservation and protection laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 41(b) of the Internal Revenue Code) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower, (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above or (iv) other Person required to be aggregated with the Borrower or an ERISA Affiliate thereof, as defined above, pursuant to Section 414(o) of the Internal Revenue Code.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Event” has the meaning specified in Section 2.12.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR1 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

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“Events of Default” has the meaning specified in Section 7.01.

“Excluded Affiliate” means (a) any Subsidiary of the Borrower other than a Consolidated Subsidiary, and (b) all Persons, other than Subsidiaries, in which the Borrower, directly or indirectly, owns or controls five percent (5%) or more of the equity interests of such Person.

“Facility” has the meaning specified in the Preliminary Statement.

“Fair Market Value” shall mean (a) with respect to any asset (other than Dollars) the price at which a willing buyer would buy and a willing seller would sell such asset in an arms’ length transaction and (b) with respect to Dollars, the amount of such Dollars.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any treasury regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Administrative Agent Fee Letter and the Commitment Parties Fee Letter.

“Fitch” means Fitch, Inc.

“Funded Debt” means, as of any date, the sum of the following, without duplication: (a) all Debt of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such date, less (b) to the extent included in the amount described in clause (a), the sum of the following (without duplication): (i) all Current Liabilities (other than Current Liabilities that represent Debt for borrowed money or Capital Leases) on a consolidated basis as of such date, (ii) any Debt of any Consolidated Subsidiary in excess of the Borrower’s proportionate share thereof (based on its direct or indirect equity interest therein), (iii) all other deferred long term liabilities that do not represent Debt for borrowed money or Capital Leases, including deferred compensation, deferred revenue and other deferred items classified as other liabilities of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such date, and (iv) all Derivative Obligations of the Borrower and its Consolidated Subsidiaries as of such date; plus (c) to the extent not otherwise included in the amount described in clause (a), the sum of the following (without duplication): (i) all Debt of the Borrower and its Consolidated Subsidiaries outstanding under a revolving credit or similar agreement, (ii) the present value (discounted at the implicit rate, if known, or ten percent (10%) per annum otherwise) of all obligations in respect of Capital Leases of the Borrower and its Consolidated Subsidiaries, and (iii) all obligations of the Borrower and its Consolidated Subsidiaries under Guaranties of Debt.

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“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time (subject to the provisions of Section 1.02).

“Governmental Authority” means any nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any court, tribunal, department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranties” means, as to any Person, all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or, in effect, guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Debt or (ii) to maintain working capital or other balance sheet conditions or otherwise to advance or make available funds for the purchase or payment of such Debt, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt of the ability of the primary obligor to make payment of the Debt or (d) otherwise to assure the owner of the Debt of the primary obligor against loss in respect thereof.

“Hazardous Materials” means any pollutant, contaminant, solid waste, asbestos, petroleum product, crude oil or a fraction thereof, any toxic or hazardous substance, material or waste, any flammable, explosive or radioactive material, any chemical which causes cancer or reproductive effects, or any other material or substance not mentioned above which is regulated under any Environmental Law.

“Highest Lawful Rate” means, as to any Bank, at the particular time in question, the maximum nonusurious rate of interest which, under applicable law, such Bank is then permitted to charge the Borrower on the Loans or the other obligations of the Borrower under the Loan Documents, and as to any other Person, at the particular time in question, the maximum nonusurious rate of interest which, under applicable law, such Person is then permitted to charge with respect to the obligation in question. If the maximum rate of interest which, under applicable law, the Banks are permitted to charge the Borrower on the Loans or the other obligations of the Borrower under the Loan Documents shall change after the Closing Date, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrower or any other Person.

“Incremental Term Loan” has the meaning specified in Section 2.15(a).

“Incremental Term Loan Amendment” has the meaning specified in Section 2.15(c).

“Incremental Term Loan Commitment” means, as to any Bank, the amount of such Bank’s commitment to fund Incremental Term Loans.

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“Incremental Term Loan Effective Date” has the meaning specified in Section 2.15(c).

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Amendment.

“Initial Banks” means Wells Fargo, Bank of America, N.A. and JPMorgan Chase Bank, N.A.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing substantially in the form of Exhibit 2.02(c).

“Interest Expense” means, for any period, the aggregate of all interest expense deducted in the calculation of the Net Income of the Borrower for such period, determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, for each Loan comprising part of the same Borrowing, the period commencing on the date of such Borrowing and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be, in the case of a Eurodollar Loan, a period ending on the numerically corresponding day that is 1, 2, 3 or 6 months thereafter; provided, however, that:

(i) the Borrower may not select any Interest Period for a Loan that ends after the applicable Maturity Date; (ii) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration; (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and (iv) any Interest Period that commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

For the purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time (or any successor statute), and the regulations promulgated thereunder.

“Investment” means any direct or indirect investment by one Person (the “investor”) in another Person (the “investee”), including, without limitation, (a) any loan or advance, whether initially funded by the investor or acquired by the investor from a third party, (b) any acquisition of equity interests by the investor, whether directly from the investee or from a third party by way of share purchase, merger or otherwise, (c) any capital or other contribution to the investee, whether made in cash or other assets, or by contributing a promissory note payable by the investor to the investee, (d) any Guarantee by the investor of Debt of the investee, and (e) the Fair Market Value of any assets or services transferred to the investee less the Fair Market Value of any consideration received by the investor in exchange therefor; provided, however, that the term “Investment” shall not include undistributed earnings on an Investment; and the amount of an “Investment,” for purposes of Section 6.07 hereof, shall be reduced by the amount of capital returned to the investor by the investee. The amount of any Investment that is made by transferring property other than Dollars shall be the Fair Market Value of the property so transferred.

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“Lead Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and J.P. Morgan Securities, LLC.

“Lending Office” means, with respect to any Bank, the office of such Bank designated by it as such in such Bank’s administrative questionnaire or in connection with an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Bank to the Borrower and the Agent.  A Bank may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types or Classes of Loans, and, with respect to Eurodollar Loans, such office may be a domestic or foreign branch or Affiliate of such Bank.

“Lien” means, when used with respect to any Person, any mortgage, lien, charge, pledge, security interest or encumbrance of any kind in the nature of security (whether voluntary or involuntary, and whether imposed or created by operation of law or otherwise) upon, or pledge of, any of its property or assets, whether now owned or hereafter acquired, or any conditional sale agreement, Capital Lease or other title retention agreement.

“Loans” means the Term Loans and the Incremental Term Loans.

“Loan Documents” shall mean this Agreement, the Notes, the Fee Letters, each Incremental Term Loan Amendment and all other agreements, instruments and documents, including, without limitation, security agreements, notes, warrants, guaranties, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, collateral assignments, letter agreements, contracts, notices, leases, amendments, letter of credit applications and reimbursement agreements, and all other writings heretofore, now, or hereafter executed by or on behalf of the Borrower, any of its Affiliates or any other Person in connection with or relating to this Agreement, together with all agreements, instruments, financing statements and documents referred to therein or contemplated thereby.

“Majority Banks” means, at any time, those Banks who collectively hold more than 50% of the outstanding Loans and unfunded Commitments, or if the Commitments under the Facility have been terminated, those Banks who collectively hold more than 50% of the aggregate Loans under the Facility; provided that the Commitments of, and the portions of the Loans held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

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“Material Adverse Effect” means, as to any Person, the occurrence of any event that has, or could reasonably be expected to have, a material adverse effect on the business, property, assets, operations or condition, financial or otherwise, of such Person or on the ability of such Person to perform its obligations under the Loan Documents to which it is a party or to consummate the transactions contemplated thereby.

“Material Debt” means, as at any date, an amount equal to the greater of (a) five percent (5%) of the Borrower’s Funded Debt as of such date and (b) $30,000,000.

“Material Subsidiaries” means, collectively, each Consolidated Subsidiary of the Borrower that meets any of the following conditions: (a) the aggregate Investment of the Borrower and its other Consolidated Subsidiaries in such Consolidated Subsidiary exceeds five percent (5%) of the total assets of the Borrower and its Consolidated Subsidiaries as of the end of the most recently completed calendar year; or (b) the Borrower and its other Consolidated Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Consolidated Subsidiary exceeds five percent (5%) of the total assets of the Borrower and its Consolidated Subsidiaries as of the end of the most recently completed calendar year; or (c) the Borrower and its other Consolidated Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Consolidated Subsidiary exceeds five percent (5%) of Net Income for the most recently completed calendar year.

“Maturity Date” means (i) for the Term Loan, the Term Loan Maturity Date and (ii) for any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Amendment.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 13, 2011, by and among the Borrower, KSP Merger Sub, LLC, KSP Holding Sub, LLC, KSP LP Sub, LLC, the Company, K-Sea General Partner L.P., K-Sea IDR Holdings LLC and K-Sea General Partner GP LLC.

“Merger Agreement Representations” means, collectively, such of the representations and warranties regarding the Company and its Subsidiaries set forth in Article 3 of the Merger Agreement as are material to the interests of the Banks, but only to the extent that the Borrower or any of its Affiliates has the right to terminate its obligations or decline to consummate the merger as a result of a breach of such representations in the Merger Agreement.

“Merger Cash Consideration” means that portion of the Merger Consideration (as defined in the Merger Agreement) to be paid in cash to the equity holders of the Company pursuant to the Merger Agreement.

“Merger Documents” means collectively, the Merger Agreement, including all exhibits and schedules attached thereto, the Company Disclosure Letter (as defined in the Merger Agreement as in effect on the date hereof) and the Parent Disclosure Letter (as defined in the Merger Agreement as in effect on the date hereof).

“Moody’s” means Moody’s Investors Services, Inc.

“Net Income” means, for any period, the consolidated net earnings of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

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“Net Worth” means, as of any date, the total shareholder’s equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP.

“Note” shall mean a Note issued pursuant to Section 2.03, together with all modifications, extensions, renewals and rearrangements thereof from time to time in effect.

“OFAC” means  the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Activities” has the meaning specified in Section 8.03.

“Other Financings” has the meaning specified in Section 8.03.

“Other Taxes” has the meaning specified in Section 2.10(b).

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or Governmental Authority.

“Plan” means any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Internal Revenue Code, and in respect of which the Borrower, or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 9.03(b).

“Prime Rate” means the rate which the Agent publicly announces from time to time to be its prime commercial lending rate as in effect from time to time.  The Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  Any change in the rate of interest resulting from a change in the Prime Rate shall be effective as of the opening of business of the Agent on the day of such change.

“Pro Forma Balance Sheet” has the meaning specified in Section 3.02(g).

“Projections” has the meaning specified in Section 3.02(g).

“Rating” has the meaning set forth in Section 2.06(c).

“Register” has the meaning specified in Section 9.02(d).

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“Regulation U” means Regulation U of the Board (respecting margin credit extended by banks), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board (respecting borrowers who obtain margin credit) as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Requirements of Environmental Laws” means the requirements of any applicable Environmental Law relating to or affecting the Borrower or any of its Subsidiaries or the condition or operation of such Person’s business or its properties, both real and personal.

“Requirements of Law” shall mean any federal, state or local law, rule or regulation, permit or other binding determination of any Governmental Authority.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of such Person, or any employee of such Person designated in writing as a Responsible Officer by the Chief Executive Officer of such Person.

“Restricted Investment” means (a) any Investment by the Borrower or a Consolidated Subsidiary in an Excluded Affiliate and (b) any payment by the Borrower or any Consolidated Subsidiary of Debt of any Excluded Affiliate to the extent the Borrower or such Consolidated Subsidiary is not legally obligated to make such payment under the terms of such Debt.

“Restricted Payment” means any dividend or other distribution in respect of the capital stock or other equity interest of the Borrower or any Subsidiary of the Borrower (other than a distribution of capital stock or other equity interests of a Subsidiary of the Borrower), including, without limitation, any distribution resulting in the acquisition by the Borrower of securities which would constitute treasury stock. For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined by good faith by the board of directors (or equivalent governing body) of the person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

“Revolving Credit Agreement” means the Second Amended and Restated Credit Agreement, dated November 9, 2010, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as amended, restated, amended and restated, renewed, extended, refinanced, supplemented or otherwise modified from time to time.

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“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Securities Act” means the Securities Act of 1933, as amended, and all other rules and regulations of the Securities Exchange Commissions under such Securities Act.

“Series” has the meaning specified in Section 2.15(a).

“Solvent” means when used with respect to any Person, that, as of any date of determination, such Person and its Subsidiaries on a consolidated basis are not “insolvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances, including that (a) the present fair saleable value of any and all property of such Person and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of such Person and its Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), (b) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature and are otherwise “solvent” and not unable, or deemed to be unable, to meet their debts within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances, (c) such Person and its Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature, (d) such Person and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.

“Specified Representations” means the representations and warranties set forth in Section 4.01 (with respect to legal existence), Section 4.02, Section 4.03(a), Section 4.08(b), Section 4.09, Section 4.18 and Section 4.20.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

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“Subsidiary” means, with respect to any Person, each other Person of which or in which such Person and its other Subsidiaries own, hold or control, directly or indirectly, securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors of such other Person, or other persons performing similar functions for such Person, or, if there are no such directors or persons, having general voting power with respect to the activities of such Person, it being understood that the power to elect exactly 50% of the board of directors or such other persons does not constitute a “majority” as used herein. Unless the context otherwise requires, all references to a Subsidiary shall be considered to be references to Subsidiaries of the Borrower.

“Substitution Event” has the meaning specified in Section 2.14.

“Syndication Agent” has the meaning specified in the introduction to this Agreement.

“Taxes” has the meaning specified in Section 2.10(a).

“Term Loan” has the meaning specified in Section 2.01(a).  Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Term Loan Commitment” means the amount of such Bank’s commitment to make Term Loans hereunder as set forth on Schedule 2.01, as such amount may be reduced pursuant to Section 2.04.  The aggregate Term Loan Commitment on the Effective Date is $540,000,000.

“Term Loan Maturity Date” means the 5th anniversary of the Closing Date.

“Termination Date” means the earliest to occur of (i) September 30, 2011 or, if the “Outside Date” (as defined in the Merger Agreement) is extended pursuant to Section 8.1(c) of the Merger Agreement, November 29, 2011, in either case if the Closing Date shall not have occurred on or prior to such date; (ii) the Closing Date, (iii) the date of termination of the Merger, and (iv) consummation of the Merger with or without a borrowing hereunder.

“Total Capitalization” means the total capitalization of the Borrower, including all debt and all equity, as determined in accordance with GAAP.

“Total Commitment” means an amount equal to the sum of the Banks’ Commitments.

“Transactions” means the Acquisition, the Debt Retirement, the borrowing under the Facility and the payment of the Transaction Costs.

“Transaction Costs” means fees, commissions and expenses incurred in connection with the Transactions.

“Transfer Notice” has the meaning specified in Section 9.02(b).

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“Type” means, with respect to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

Loans having different Interest Periods, regardless of whether they commence on the same date or have the same type of interest rate, shall be considered different Types of Loans. All ABR Loans shall be considered the same Type of Loan.

“Wells Fargo” means Wells Fargo Bank, National Association.

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